UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒	Filed by a party other than the Registrant
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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12
BALLY’S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Bally’s Corporation:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Bally’s Corporation to be held virtually on May 17, 2022 at 2:00 p.m. Eastern Time. You may access the Annual Meeting via the internet through a virtual web conference at www.virtualshareholdermeeting.com/BALY2022. Shareholders entitled to notice of, and to vote at, the Annual Meeting are shareholders as of the close of business on March 21, 2022. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting.
The following items are to be voted on at the Annual Meeting:

1.	To elect the following nominees to hold office for a term of three years:
Soohyung Kim, Robeson M. Reeves and James A. Ryan;
2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers;
4.	To approve, on a non-binding advisory basis, the frequency of future shareholder advisory votes regarding the compensation paid to the Company’s named executive officers; and
5.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements.
You may vote your shares in advance of the meeting via the internet, by telephone or by mail or by attending and voting online at the Annual Meeting via www.virtualshareholdermeeting.com/BALY2022. Please refer to the section “How do I vote?” in the proxy statement for detailed voting instructions. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your shares are represented at the meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. Online check-in will begin at 1:00 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

We look forward to speaking with you at the meeting.

By Order of the Board of Directors

Soohyung Kim
April 4, 2022	Chairman of the Board of Directors

TABLE OF CONTENTS

Page
PROXY STATEMENT	1
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	8
DIRECTOR COMPENSATION	14
EXECUTIVE OFFICERS	15
OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS	18
EXECUTIVE COMPENSATION	20
2021 SUMMARY COMPENSATION TABLE	30
2021 GRANTS OF PLAN-BASED AWARDS TABLE	31
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END TABLE	32
2021 OPTION EXERCISES AND STOCK VESTED TABLE	33
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE	36
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS	41
PROPOSAL 4: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES BY SHAREHOLDERS ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS	42
REPORT OF THE AUDIT COMMITTEE	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
PROPOSALS OF SHAREHOLDERS	44
OTHER MATTERS	45

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

PROXY STATEMENT
Annual Meeting of Shareholders
to be held virtually on May 17, 2022

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Bally’s Corporation for the Annual Meeting of shareholders to be held virtually on May 17, 2022 at 2:00 p.m. Eastern Time. Shareholders of record as of the close of business on March 21, 2022 can attend the Annual Meeting online, including to vote and/or to submit questions at www.virtualshareholdermeeting.com/BALY2022. As used in this proxy statement, references to the “Company,” “Bally’s,” “we,” “our” or “us” mean Bally’s Corporation and all entities included in our consolidated financial statements.

On or about April 4, 2022, the proxy materials for the Annual Meeting, including this proxy statement and our 2021 annual report to shareholders, were first sent to shareholders of record as of the close of business on March 21, 2022, and are available over the internet at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the meeting. To vote your shares, please simply sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Record Date. Only shareholders of record as of the close of business on March 21, 2022 will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournments thereof. As of March 21, 2022, 52,041,478 common shares were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in advance of the meeting via the internet, by telephone or by mail, or by attending and voting online at the Annual Meeting.

Quorum. One-third of the common shares entitled to vote at the Annual Meeting, represented online or by proxy, or as instructed herein virtually will constitute a quorum for the transaction of business at the meeting. Common shares represented online, by proxy (including shares which abstain, broker non-votes and shares that are not voted with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

Notice and Access. In accordance with rules approved by the Securities and Exchange Commission (“SEC”), we furnish proxy materials to our shareholders over the internet. On or about April 4, 2022, we mailed to all shareholders of record as of the close of business on March 21, 2022, a notice containing instructions on how to access our Annual Report to Shareholders, which contains our audited consolidated financial statements for the fiscal year ended December 31, 2021, our proxy statement, proxy card, and other items of interest to shareholders on the internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Shareholders if you desire.

Required Vote. Proposal 1 is based on plurality voting, which means the director nominees who receive the most votes will be elected even if less than a majority. Only Messrs. Kim, Reeves and Ryan have been duly nominated for election. As such, a shareholder may vote to “withhold” but doing so will not affect the results of the election.

Proposals 2 and 3 require the affirmative vote of a majority of the votes cast at the meeting online or by proxy. A vote “against” or “abstain” will have the effect of a negative vote. Proposal 4 does not ask shareholders to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: three years, two years or one year, or to abstain from voting on this item. If none of the frequency alternatives – three years, two years or one year – receives a majority of the votes cast, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders.

		Board Recommendation	Page
PROPOSAL 1	Election of Directors	FOR	4
PROPOSAL 2	Ratification of the appointment of independent registered public accounting firm	FOR	39
PROPOSAL 3	Approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers	FOR	41
PROPOSAL 4	Approval, on a non-binding advisory basis, of the frequency of future advisory votes by shareholders on the compensation paid to the Company’s named executive officers	1 YEAR	42

We know of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting for a vote, then the persons named as proxies would have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

Broker Non-Votes. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have discretion to direct the voting of the shares.

Brokers do not have discretionary authority to vote on election of directors or on matters related to executive compensation, including the approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers and the approval, on a non-binding advisory basis, of the frequency of the advisory vote on such compensation. Therefore, there may be broker non-votes with respect to those votes. Broker non-votes will not affect the outcome of these votes and will not be counted in determining the number of shares necessary for approval of those proposals. Brokers have discretionary authority to vote on ratification of Deloitte & Touche, LLP as our independent registered public accounting firm, and therefore no broker non-votes are expected in connection with that vote.

Method and Expenses of Solicitation. Proxies may also be solicited personally and by telephone or facsimile or other electronic means by our regular employees, without any additional remuneration. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the internet.

Attendance at the Annual Meeting. To participate in the virtual meeting, you will need the 16-digit control number included on your notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:00 p.m., Eastern Time, and you should allow ample time for the check-in procedures.

Revocation of Proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to our Secretary at our principal executive offices at Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903, Attn: Secretary or by submission of another proxy bearing a later date. In addition, shareholders of record attending the meeting online may revoke their proxies at any time before they are exercised.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the meeting or vote your shares online. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board. If any other matters are properly presented for voting at the meeting, or any adjournments or postponements of the meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will vote to elect the three persons identified below to serve in the class of directors for a term of three years expiring at the 2025 annual meeting of shareholders and thereafter until their respective successors are duly elected and qualified or until the earlier of their resignation, death or removal.

Directors will be elected by the affirmative vote of the holders of a plurality of the shares represented online or by proxy at the meeting. Shareholders may not vote their shares cumulatively in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Any shareholder submitting a proxy has the right to withhold authority to vote for an individual nominee by writing that nominee’s name in the space provided on the proxy. Shares represented by all proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted “for” the election of all of the nominees named below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

Nominees for Directors

Soohyung Kim, Robeson M. Reeves and James A. Ryan have been nominated to serve as directors by our Board, based upon the recommendation of our Nominating and Governance Committee. The following table sets forth certain information regarding the nominees:

Name and Age of Nominee	Biographical Information
Soohyung Kim Age 47
Soohyung Kim has served as the Chairman of the Bally’s Corporation Board since December 2019 and as an independent director since 2016. Mr. Kim is currently the Founding Partner of Standard General L.P., an investment firm, and is the firm’s Managing Partner and Chief Investment Officer. He has worked in the hedge fund industry since 1997, specializing in distressed and special situations investing. Prior to founding Standard General in 2007, he was one of the Founding Partners and Director of Research of Cyrus Capital Partners, a Principal at Och-Ziff Capital Management and an analyst at the Bankers Trust Company. He also serves as a Director of Pursuit Transformation Company, a Director and Treasurer of the Cary Institute of Ecosystem Studies, and the President of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing. Mr. Kim’s knowledge of markets enhances the ability of Bally’s to make strong financial judgments and generate long-term shareholder value.

Name and Age of Nominee	Biographical Information
Robeson M. Reeves Age 38	Robeson M. Reeves became President of Bally’s Interactive Division on October 1, 2021. Formerly, he served as the Chief Operating Officer of Gamesys Group plc., an international online gaming operator (“Gamesys”), since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business key performance indicators, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London.
James A. Ryan Age 60
James A. Ryan joined Bally’s Board of Directors on October 1, 2021. Formerly, he was a non-executive director on the Board of Directors of Gamesys since September 2016. Mr. Ryan is an experienced online gaming executive who is currently the CEO of Pala Interactive LLC, an online gaming operator. He has also held a number of other roles within the online gaming sector, including Co-Chief Executive Officer of Bwin.Party Digital Entertainment plc, an online gaming operator, the Chief Executive Officer at PartyGaming plc, an online gaming operator, St. Minver Limited, an industrial service provider based in the United Kingdom, ExCapsa Software Limited, and the Chief Financial Officer of Cryptologic Software Limited, a software application service provider based in Ireland. He currently sits on the boards of Gaming Realms plc, an online gaming operator, Horizon Media Limited, a media services agency, Pala Interactive LLC, Fralis LLC, The Intertain Group Limited, an online gaming holding company, which became an indirect subsidiary of JPJ Group plc (“JPJ”) on January 25, 2017 and has served on the board of several public and private companies. Mr. Ryan holds a Chartered Accountant qualification and a degree in business from the Goodman School of Business at Brock University.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE.

Continuing Directors

The following table sets forth information relating to our directors who will continue to serve as directors until the expiration of their respective terms of office:

Name and Age of Director	Biographical Information
Terrence Downey Age 67 Term expires: 2024
Terrence Downey has served as an independent director at Bally’s since January 2019. Mr. Downey served as the President and Chief Operating Officer of the SLS Las Vegas, a hotel and casino located in Las Vegas, Nevada, from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC, a casino, hotel and spa operator, from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple locations for Station Casinos, LLC, a hotel and casino company. Mr. Downey brings valuable experience with his demonstrated history of working in the hospitality industry and strong business development skills.

Lee D. Fenton Age 52 Term expires: 2023
Lee D. Fenton became Chief Executive Officer of Bally’s and joined the Board on October 1, 2021. He was formerly Chief Executive Officer of Gamesys since July 2015. He initially joined Gamesys in November 2008 as Chief Operating Officer. Prior to joining Gamesys, he was Chief Operating Officer of the mobile division at 20th Century Fox, a film production studio, and, before that, Global Director of Consumer Products & Content at Vodafone Group plc, a British multinational telecommunications company. He brings deep experience of working with global brands and managing operations across multiple markets. Mr. Fenton graduated with a BA (Hons) in Media & Cultural Studies from the University of the West of England.

George T. Papanier Age 64 Term expires: 2023
George T. Papanier became President, Casinos and Resorts of Bally’s land-based casino business on October 1, 2021. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s, a position held through September 30, 2021. Mr. Papanier served as a director from 2011 to 2012 and from 2013 to the present. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming, LLC, a casino operator, with properties in Iowa and Louisiana, from 2000 to 2004 and as Chief Operating Officer for Resorts Casino Hotel, a luxury ocean view hotel and casino, in Atlantic City, New Jersey from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as Chief Financial Officer for both Sun International Hotels Limited, a hotel, casino and resort operator in the Bahamas, and Mohegan Sun Casino, as casino operator in Uncasville, Connecticut. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises Inc., a commercial building construction company in Denver, Colorado, and in an executive financial capacity for Trump Plaza Hotel and Casino, a casino in Atlantic City, New Jersey. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000.

Name and Age of Director	Biographical Information
Jaymin B. Patel Age 54 Term expires: 2024	Jaymin B. Patel has served as an independent director of Bally’s since January 2021. He currently serves as President & Chief Financial Officer of Clarim Acquisition Corp., a special purpose acquisition company. In addition, he is the Executive Chairman of Cloud Agronomics Inc., a leading platform for soil carbon measurement using remote sensing technologies to underpin carbon credit offset markets. From 2015 to 2018, Mr. Patel served as the Chief Executive Officer and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and Chief Executive Officer of GTECH Corporation (now International Game Technology PLC), a gaming technology company, from 2008 to 2015, President and Chief Operating Officer in 2007 and Chief Financial Officer of GTECH Holdings Corporation, a gaming technology holding company, from 2000 to 2006 (NYSE:GTK), and as Chief Financial Officer of Lottomatica SPA, a gambling service company, from 2006 to 2007 (Milan:LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash, a food solutions company (NASDAQ:SPTN), since February 2022. Mr. Patel is also a Director of Rip Van, a provider of healthy wafels; and Chairman of the Foundation Board of the Community College of Rhode Island.
Jeffrey W. Rollins Age 57 Term expires: 2023	Jeffrey W. Rollins has served as an independent director at Bally’s since May 2019. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs, a position he held from 2002 to 2019. He joined Ashford Capital Management, an investment management services company, in August 2013 as Managing Director and is a Managing Member of Osprey Advisors. Prior to joining Ashford, Mr. Rollins founded J.W. Rollins & Associates, which focused on investing in and building established and early stage growth companies. He was also a Partner and Managing Director of a private equity fund focused on growth companies. Mr. Rollins served on the Board of Directors of Dover Motorsports, Inc. (NYSE: DVD), a promoter of NASCAR sanctioned motorsports, from 1992 until 2021 and the Duke University Fuqua School of Business, Board of Visitors.
Wanda Young Wilson Age 72 Term expires: 2024	Wanda Young Wilson has served as an independent director at Bally’s since May 2019. She brings valuable experience to the board as an accomplished attorney with over 25 years of executive management experience in the public gaming industry. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”), a state lottery provider, at the end of 2019. Ms. Wilson joined TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, a state lottery provider, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton, a stock brokerage firm, and the Northern Trust Bank, a wealth management company. She also currently serves on the Board of Advisors at the Walter Mondale School of Law at the University of Minnesota.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of nine members and has the following five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee and the ESG Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Corporate Governance Guidelines, can be found on the Investors—Governance section of our website at www.ballys.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Board Meetings

During the year ended December 31, 2021, our Board held 21 meetings, including telephonic meetings. During this period, all of the existing directors, except for Messrs. Fenton, Reeves and Ryan who joined the Board during the fourth quarter of 2021, attended or participated in at least 90% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board in 2021.

Director Attendance at Annual Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of our Board at our annual meetings of shareholders, we encourage the members of our Board to attend such meetings. All of our directors attended last year’s annual meeting of shareholders, except for Messrs. Fenton, Reeves and Ryan who joined the Board on during the fourth quarter of 2021, held on May 18, 2021.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of our Board. Our Board has undertaken a review of the independence of each director based upon definitions promulgated by the SEC and the rules of the NYSE and, applying these standards, our Board has affirmatively determined that each of Messrs. Downey, Kim, Patel, Rollins, Ryan and Ms. Wilson qualify as an independent director under applicable rules. In making these determinations, our Board considered the current and prior relationships that each director has with us and all other facts and circumstances our Board deemed relevant.

Board Leadership Structure

Since December 2019, Soohyung Kim has served as Chairman of our Board. Our Board has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Bally’s by enhancing both the Chairman’s and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board and management. Separating the role of Chairman of the Board and our Chief Executive Officer ensures that each individual is able to more exclusively focus on their role. Our Board has not appointed a lead independent director at this time.

Ability of Shareholders to Communicate with our Board

We have established several means for shareholders, interested parties and others to communicate with our Board. If a shareholder or interested party has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Nominating and Governance Committee in care of our Secretary at our corporate office address. If a shareholder or interested party is unsure as to which category the concern relates, the shareholder may communicate it to any one or more of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Bally’s or its business or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Audit Committee

Our Audit Committee currently consists of Ms. Wilson (Chair) and Messrs. Patel, Rollins, and Ryan. Our Board has determined that each of the members is independent under the NYSE and SEC standards, and that each are financially literate within the requirements of the NYSE listing standards. Our Board has also determined that Ms. Wilson qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE requirements.

The Audit Committee operates under a written charter adopted by the Board. The primary duties and responsibilities of the Audit Committee are to (1) assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications, independence and performance, and (d) the performance of the Company’s internal audit function; (2) prepare the Committee’s report to be included in the Company’s annual proxy statement; (3) advise and consult with management and the Board regarding the financial affairs of the Company; and (4) appoint, compensate, retain, terminate and oversee the work of the Company’s independent auditors. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held 14 meetings during the year ended December 31, 2021. The Audit Committee also held executive sessions on several occasions during the year with Company management not present.

Compensation Committee

Our Compensation Committee currently consists of Mr. Rollins (Chair), Ms. Wilson and Mr. Downey. Our Board has determined that each member is independent under the NYSE and SEC standards. All members of our Compensation Committee are also “non-employee directors” under SEC standards.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Among other things, the role of the Compensation Committee is to: (1) establish and review executive compensation policies and programs; (2) review and approve executive officer compensation; (3) recommend incentive compensation plans; (4) recommend equity-based plans; (5) administer compensation plans; (6) review annually and determine the peer group(s) used for benchmarking executive compensation levels; (7) oversee regulatory compliance; (8) review employment agreements and severance agreements; (9) oversee management continuity; (10) review director compensation; (11) determine and review stock ownership guidelines; and (12) review compensation discussion and analysis.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. In addition, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Bally’s will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm, independent counsel or other independent advisors hired by the Compensation Committee.

The Compensation Committee held nine meetings during the year ended December 31, 2021. Our Chief Executive Officer (whether Mr. Papanier or Mr. Fenton) does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Downey (Chair), Messrs. Patel and Rollins and Ms. Wilson. Our Board has determined that each member is independent under the NYSE and SEC standards.

The Nominating and Governance Committee operates under a written charter adopted by the Board. The primary purpose of the Nominating and Governance Committee is to identify individuals it determines to be qualified to become members of the Board, recommend candidates to fill vacancies on the Board and newly created director positions, recommend whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms, recommend corporate governance guidelines applicable to the Board and the Company’s employee, oversees the evaluation of the Board and its committees and assess and recommend members of the Board to the Board for committee membership. No person may serve as a member of the Board or be elected or nominated for election to the Board, unless such person has been licensed to serve as a member of the Board by the applicable gaming authorities at the time of such service, election or nomination.

The Nominating and Governance Committee held four meetings during the year ended December 31, 2021.

Compliance Committee

Our Compliance Committee currently consists of: Ms. Wilson (Chair), Messrs. Papanier and Patel and Mr. Crisafulli, Executive Vice President, Government Relations, Legal and Regulatory. The Compliance Committee was formed by the Board and operates under a written charter adopted by the Board. The primary purpose of the Compliance Committee is to establish and administer the Company’s compliance program (the “Compliance Program”) and develop, initiate, maintain and revise compliance policies and procedures to prevent illegal, unethical, or improper conduct. Among other things, the role of the Compliance Committee is to: (1) periodically review the Code of Business Conduct to ensure continuing relevance in providing guidance to management and employees and, if applicable, recommend updates to the Code to the Board; (2) maintain reasonable current knowledge of laws and regulations; (3) respond to alleged material violations of rules, regulations, policies, procedures and the Code of Business Conduct as identified by the compliance officer by evaluating or recommending the initiation of investigative procedures; (4) act as an independent review and evaluation body with the objective of ensuring that identified compliance issues within the Company are evaluated, investigated and resolved; (5) identify potential areas of compliance vulnerability and risk, develop and implement corrective action plans determined to be appropriate for resolution of compliance issues and provide general guidance on how to avoid and address similar situations in the future; (6) monitor anti-money laundering requirements and compliance; (7) monitor the compliance communication program for the Company; (8) monitor the performance of the Compliance Program and related activities on a continuing basis, taking appropriate steps to improve its effectiveness; and (9) provide updates to the Audit Committee, as necessary, regarding the operation and progress of compliance efforts.

The Compliance Committee held five meetings during the year ended December 31, 2021.

ESG Committee

Our Board recently formed the ESG Committee, which consists of Mr. Reeves (Chair), Ms. Wilson and Messrs. Fenton and Kim. The ESG Committee operates under a written charter adopted by the Board. The purpose of the ESG Committee is to (1) review significant policies and performance on matters relating to environmental and social issues and opportunities, employee health and safety, approach to corporate social responsibility, and activities related to stakeholder engagement and philanthropy; (2) oversee and monitor the Company’s vision and values; (3) advise the Board and management on significant public issues that are pertinent to the Company and its stakeholders and; (4) assist management in setting strategy, establishing goals and integration, and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value. Among other responsibilities, the ESG Committee will evaluate the Company’s policies related to responsible gaming, including the prevention of underage and problem gambling; diversity in the workforce; charitable donations and pro bono programs; the Company’s impact on the environment; and certain health and safety programs in respect of the Company’s employees, guests, and premises.

The ESG Committee was formed in February 2022, and therefore did not have any meetings in 2021.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management of our exposure to risk. The Board is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Governance Committee was formed to manage risks associated with the independence of the Board, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is informed of risks we face through reports from our committees and management.

Corporate Social Responsibility

Bally’s is deeply committed to its people, communities and environmental footprint and incorporates environmentally sustainable and socially responsible practices into its business operations. In 2021, we undertook an Environmental, Social and Corporate Governance (“ESG”) assessment involving key stakeholders to identify the areas that we believe will drive greater value for the communities we serve and our broader business. To further develop our ESG goals and initiatives, we recently completed a Company-wide sustainability audit, which will help shape our long-term ESG strategy. As part of this strategy, Bally’s is preparing to publish its Sustainability Accounting Standard Board metrics, detailing the Company’s ongoing focus on environmental excellence, strong governance, and safe operations.

In December 2021, our Board adopted an ESG Committee Charter, which embodies our “Bally’s Cares” commitment and provides for a dedicated ESG Committee to review the Company’s policies and performance on matters relating to environmental and social issues, employee health and safety, and our approach to corporate social responsibility. Thereafter, our Board appointed the members of the ESG Committee as referenced above. In conjunction with the Board and executive management, the ESG Committee has established the following mission statement:

“Bally’s is committed to improving the communities in which we operate, promoting a diverse and inclusive workplace for our valued team members, and taking decisive action to minimize our environmental footprint. We strive to make a positive impact and embrace our responsibility to promote sustainable business practices and responsible gaming.”

Bally’s ESG Committee has established five specific areas of focus, each of which has their own respective mission statements. Examples of our ESG initiatives and commitment to improving are highlighted below:

Community & Philanthropy. “Improving the Communities in Which We Operate Through Corporate Social Responsibility” - Bally’s has active 501 (c)(3) funds to act as a conduit for charitable donations and make a greater impact in the communities in which we operate. Among these is the Bally’s Foundation, which focuses on programs aimed at curing mental health disease, and which donated more than $3 million to such programs in 2021. Each of our properties have made significant contributions within their local communities and have donated to a number of non-profit and charitable organizations, including various local hospitals, senior care facilities, children’s homes, schools, and community programs. In addition, during 2021, Bally’s employees donated more than 5,350 hours to various community service efforts.

As a pillar of our hiring practices, Bally’s actively considers local applicants, military personnel and first responders. The Company donates to local veteran homes and has hosted veteran career fairs to actively recruit military personnel and connect them with prospective employers. The Company also donates concert tickets to veterans and active-duty military personnel. We are also committed to providing employment opportunities to individuals with developmental disabilities. For example, we work with Access Point RI to provide such opportunities at our Rhode Island properties.

Bally’s is committed to vendor diversity by assisting minority- and/or women-owned businesses in our communities through our local sourcing of products and services. Bally’s recently hired a Director of Diversity, Equity and Inclusion (“DEI”), whose focus, among others, will include engaging women- and minority-owned suppliers across our properties.

Employees. “Become the Employer of Choice by Creating a Culture of Diversity and Inclusion” – We are committed to a diverse workforce. Bally’s new Director of DEI will focus on the Company’s efforts to hire and retain a diverse workforce, as well as seeking out women- and minority-owned suppliers. Across our organization, Bally’s has 47% female employees and 44% minority employees, while 36% females and 10% minorities hold leadership positions. We plan to expand our DEI activity across all our operations and report our progress to the Bally’s ESG Committee. Bally’s also requires diversity and non-discrimination training for all employees, including how to recognize discrimination, file a complaint, and the steps employees can take to support colleagues and promote a more inclusive workplace. Any allegations of discrimination are thoroughly investigated, while ensuring the anonymity of aggrieved individuals and improving the awareness and sensitivity of diversity and inclusion.

Bally’s engages in a number of employee wellness initiatives, including an annual blood drive, wellness fair, flu shot clinic, weight loss program, employee dining programs and a property sanitation program, in addition to a weekly wellness communication distribution to employees providing helpful information on health initiatives and best practices. The Company also offers a wellness fund through our medical benefits provider which provides our employees the opportunity to earn health-conscious rewards through the completion of certain wellness initiatives. We also maintain positive relationships with various unions and currently have 22 collective bargaining agreements covering approximately 2,364 employees.

In light of the COVID-19 pandemic, Bally’s adopted robust, enhanced safety measures across all properties to protect our employees and create safe environments for our valued guests. These measures were all compliant with local gaming and health regulators’ requirements and included screening team members and guests upon entering our properties, use of thermal imaging cameras, enforcement of social distancing guidelines, frequent cleaning and sanitizing protocols for all areas, mask protection, and public awareness signage. While most of these requirements have subsided throughout the country, Bally’s remains vigilant with various health and safety policies.

As we move forward, Bally’s plans to implement new employee-focused programs. One such program is a formal Management Development Program across our retail properties. This two-year management training program will be rotational in nature providing exposure to both front and back-of-the-house operations, enabling management the opportunity to identify and recruit high performing talent.

Environment. “Environmental Stewardship Through Innovation and Conservation” - Since 2011, Bally’s has successfully reduced our carbon footprint by over one ton per year at our Bally’s Twin River Lincoln Casino Resort property in Rhode Island. We have successfully converted lightbulbs to modern, energy efficient models at multiple properties, in addition to switching from oil and other fuel sources to cleaner, more efficient natural gas sources at multiple properties. We also have solid waste recycling programs at multiple properties with the goal of reducing waste tonnage by 5% by eliminating recyclables from the waste stream. Bally’s also recycles vegetable oil used across all its properties. Instead of paying for disposal, Bally’s sells used oil to companies who use it to produce biofuels.

Bally’s participates in demand response and energy curtailment programs run by local utilities and regional power distribution organizations to remove part or all of the electric load from the utility grid on peak days (when requested) to save energy, reduce the need for fossil fuel power plants and help integrate renewable energy onto the electric grid by providing increased sustainability.

Bally’s is actively working to establish enterprise-wide short- and long-term goals in regard to environmental sustainability, which will be among the many areas of focus for our ESG Committee. The Company continues to explore numerous environmentally friendly programs, including a goal to provide electric vehicle charging stations at as many of our properties as possible, increasing participation in demand response and energy curtailment programs, enrolling our hotel properties in the “Clean the World” soap recycling program, and establishing a company-wide “green team” program to focus on enterprise-wide initiatives.

Governance. “Value Creation Through Superior Corporate Governance” - Bally’s has developed and maintained robust corporate governance documents, including our Code of Business Conduct, Corporate Governance Guidelines, and Committee Charters, which are available on our website. As referenced above, we also recently created the ESG Committee to oversee and provide executive sponsorship for our corporate ESG strategy, goals, and initiatives. Bally’s is committed to maintaining a diverse make-up of our Board, including diversity of race, gender, ethnicity, and experience.

At Bally’s, data privacy and security are essential to the trust of our guests and employees. We work hard to ensure that our team members are aware of and supported by technology to protect everyone, and we continually evaluate and update our procedures and training in this area. In this regard, Bally’s has established a Data Protection Committee, chaired by its Data Privacy Officer, to oversee all data protection and privacy matters across all its operations.

Bally’s requires all property leaders, all new hires and rehires, and all employees handling or verifying large current transactions to undertake a series of annual trainings on anti-money laundering practices to ensure proper compliance. In 2021, our Board updated its Compliance Committee, chaired by Wanda Y. Wilson, an independent director of Bally’s, and adopted a robust Gaming Compliance Review and Reporting Plan covering its retail operations. The Company’s commitment to compliance includes a separate department dedicated to the regulatory compliance of its interactive operations, which is facilitated through a detailed compliance monitoring program covering licensing, technology, and regulatory requirements.

Responsible Gaming & Guest Safety. “Ensuring Patrons Enjoy our Gaming and Non-Gaming Amenities Safely” - Responsible Gaming is a top priority for Bally’s. The Company has a corporate policy which requires all front of house employees to be trained on responsible gaming to ensure staff members are prepared to provide assistance to individuals who may be unable to keep their gambling at responsible levels. In 2021, Bally’s spent approximately 6,000 hours training staff members on responsible gaming measures. Our enhanced responsible gaming platform has attained the Advanced Level 3 accreditation, which is the highest rating under GamCare’s Safer Gambling Standard, and we are launching the “Game in Good Hands” customer promise of a trustworthy, rewarding, and responsible brand portfolio.

Bally’s is a member of the National Council on Problem Gambling and the American Gaming Association. Our properties participate in Responsible Gaming programs provided by their respective regulators including self-exclusion programs. Certain Bally’s properties have Responsible Gaming Champions that are provided additional training to support this initiative.

DIRECTOR COMPENSATION

Pursuant to the Company’s non-employee director compensation policy that was in place for 2021, non-employee directors (other than Mr. Kim who declined compensation for his service as a Bally’s director in 2021) were paid an annual retainer of $120,000, consisting of $60,000 in cash paid in equal installments quarterly and $60,000 in the form of an annual grant of Bally’s restricted stock awards which vest in full in one installment on the earlier of the first anniversary of the grant date and the date of the Company’s annual meeting that occurs in the year immediately following the grant date year. The Chair of each of the committees of the Board receives an additional $60,000 cash retainer annually, paid in equal installments quarterly. In addition, new members of the Board receive a one-time equity grant with a grant date value of $100,000 on the grant date.

On January 3, 2022, the Board approved certain changes to the Company’s director compensation policy (upon the recommendation of the Compensation Committee). Beginning in 2022, the compensation to non-employee directors will increase and will consist of an annual cash retainer of $100,000 that will be paid in equal installments quarterly and $100,000 in the form of an annual grant of Bally’s restricted stock awards which will vest in full in one installment on the earlier of the first anniversary of the grant date and the date of the Company’s annual meeting that occurs in the year immediately following the grant date year. The Chair of each of the committees of the Board will receive an additional $50,000 cash retainer annually that will be paid in equal installments quarterly. New members of the Board will continue to receive a one-time equity grant with a grant date value of $100,000 on the grant date.

The Board designed the director compensation program to attract and retain talented directors with the relevant skills and capabilities, to fairly compensate directors for the work required, to recognize the individual roles and responsibilities of the directors and to align directors’ interests with the long-term interests of Bally’s shareholders.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Mr. Rollins (Chair), Ms. Wilson and Mr. Downey. None of these Compensation Committee members are a current or former Bally’s officer or employee. During 2021, none of Bally’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Bally’s Board or the Compensation Committee.

2021 Director Compensation Table

The following table provides compensation information for the year ended December 31, 2021. Messrs. Fenton, Papanier and Reeves do not receive compensation for their service as directors because they are employees of Bally’s. Mr. Kim has declined compensation for his service as a Bally’s director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Terrence Downey	120,000	60,007	—	—	—	180,007
Soohyung Kim	—	—	—	—	—	—
Jaymin B. Patel	60,000	340,043	—	—	—	400,043
Jeffrey W. Rollins	120,000	60,007	—	—	—	180,007
James A. Ryan	15,000	99,950	—	—	—	114,950
Wanda Y. Wilson	180,000	60,007	—	—	—	240,007
__________________________________

(1)	This column shows the amount of cash compensation earned for service on the Board and its committees.
(2)	The amounts contained in this column represent the grant date fair value for the restricted stock awards, including unvested restricted stock awards, granted in 2021 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The grant date fair value for restricted stock awards is calculated using the intrinsic value method based on the closing price of our common stock on the NYSE on the date of grant. On May 18, 2021, Ms. Wilson and Messrs. Downey, Patel and Rollins each received an award of restricted stock (“RSAs”) with a grant date fair value of approximately $60,000. Messrs. Patel and Ryan, upon appointment to the Board on January 11, 2021 and October 1, 2021, respectively, received RSAs each with a grant date fair value of approximately $100,000. On January 11, 2021, Mr. Patel also received a fully vested “other” stock award, with a grant date fair value of approximately $180,000. Messrs. Downey, Patel, Rollins and Ms. Wilson each have 1,132 unvested RSAs outstanding as of December 31, 2021. Mr. Ryan has 1,883 unvested RSAs outstanding as of December 31, 2021.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Bally’s as of the date of this proxy statement (other than our Chief Executive Officer, Lee D. Fenton, and our President, Casinos and Resorts, George T. Papanier, whose biographical information is provided above under “Continuing Directors”, and our President, Interactive, Robeson M. Reeves, whose biographical information is provided under “Nominees for Directors”) is set forth below. Executive officers serve at the discretion of our Board and until their successors have been duly appointed and qualified, unless sooner removed by the Board. There are no family relationships between our directors and executive officers.

Executive Officers:

Name	Age	Position
Lee D. Fenton	52	Chief Executive Officer
George T. Papanier	64	President, Casinos and Resorts (former Chief Executive Officer)
Stephen H. Capp	60	Executive Vice President and Chief Financial Officer(1)
Robert Lavan	39	Executive Vice President and Chief Financial Officer(2)
Marc A. Crisafulli	53	Executive Vice President, Government Relations, Legal and Regulatory
Craig L. Eaton	57	Executive Vice President, General Counsel Retail and Bally’s Corporate
Robeson M. Reeves	38	President, Interactive
__________________________________

(1)	Mr. Capp will depart Bally’s at the end of April 2022 to pursue other interests and opportunities.
(2)	Mr. Lavan was appointed Executive Vice President and Chief Financial Officer on March 11, 2022, subject to receipt of customary regulatory approvals.

Stephen H. Capp

Mr. Capp has served as Executive Vice President and Chief Financial Officer of Bally’s Corporation since January 2019. Mr. Capp previously served as a member of the Bally’s Board from 2012 through 2018. From 2003 to 2011, Mr. Capp served as Chief Financial Officer of Pinnacle Entertainment Group, a gaming and hospitality company in Las Vegas. Prior to working at Pinnacle Entertainment Group, Mr. Capp was a Managing Director at Bear Stearns, a global investment bank, from 1997 to 2003, and prior to that was a Managing Director at BancAmerica Securities, the former investment banking subsidiary of the Bank of America Corporation. Mr. Capp received a B.S. in Finance from the University of Arizona and an MBA from The Wharton School at the University of Pennsylvania.

Robert Lavan

Mr. Lavan was appointed Executive Vice President and Chief Financial Officer in March 2022, subject to receipt of customary regulatory approvals. Mr. Lavan was Senior Vice President, Finance & Investor Relations of Bally’s from May 2021 to March 2022. In this role, he led the acquisition, financing and integration of Gamesys, as well as the internal and external reporting processes. Prior to joining Bally’s, Mr. Lavan was Chief Financial Officer of NYSE listed Turning Point Brands where he executed on multiple international acquisitions, complex systems integration and streamlining reporting analytics. Prior to Turning Point Brands, he was Chief Financial Officer of General Wireless Operations and held various analyst and portfolio manager roles on Wall Street. Mr. Lavan has a B.S. in Engineering from the University of Pennsylvania.

Marc A. Crisafulli

Mr. Crisafulli has served as Executive Vice President, Government Relations as well as other roles since May 2019, and effective January 10, 2022, he has the title Executive Vice President, Government Relations, Legal and Regulatory. Mr. Crisafulli is responsible for the Company’s pursuit of strategic initiatives and directs the Company’s government and public affairs for all of Bally’s properties nationwide. Mr. Crisafulli was also appointed by the Board as the executive sponsor for the Company’s ESG initiatives in 2020.

Mr. Crisafulli most recently served as the President of the US&C and Global Device Protection for Brightstar Corporation, a Softbank Company, where he was responsible for a $5 billion region, based outside of Chicago, with operations in the United States and Canada as well as a $300 million global division with operations on five continents. Prior to that he was an active member of the Rhode Island business community having served as managing partner of Hinckley, Allen, & Snyder, a multi-service law firm, as well as a senior executive and general counsel for GTECH Corporation, now International Game Technology PLC.

Craig L. Eaton

Craig Eaton has served as the Executive Vice President, General Counsel Retail and Bally’s Corporate for Bally’s Corporation since he joined the Company in 2005 and has over 30 years of legal, regulatory and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock and Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company, an energy provider in Rhode Island. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards, and is a volunteer coach for various youth sports organizations.

OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common shares as of March 21, 2022 for (1) each shareholder known by us to beneficially own more than 5% of our common shares, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 52,041,478 common shares issued and outstanding on March 21, 2022.

Information with respect to beneficial ownership has been furnished by each director and executive officer and with respect to beneficial owners of more than 5% of our common shares, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 21, 2022 are deemed outstanding, as well as any common shares that such person has the right to acquire upon the vesting of restricted stock units within 60 days after March 21, 2022, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903.

Beneficial Owners	Number of Shares Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Soohyung Kim(1)	11,424,849	22.0%
Terrence Downey	16,604	*
Jaymin B. Patel	6,787	*
Jeffrey W. Rollins(2)	75,215	*
James A. Ryan	5,313	*
Wanda Y. Wilson	16,352	*
Lee D. Fenton	249,595	*
George T. Papanier(3)	382,851	*
Stephen H. Capp(4)	249,638	*
Marc A. Crisafulli	61,259	*
Craig L. Eaton	138,557	*
Robeson M. Reeves	241,511	*
All directors and executive officers, as a group (13 persons)	12,876,595	24.7%
Standard RI Ltd (1)	11,424,849	22.0%
Noel Hayden	4,953,272	9.5%
* Less than 1%
__________________________________
(1)
Consists of 11,424,849 common shares of Bally’s held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)	Consists of 71,806 common shares of Bally’s held by Mr. Rollins in a brokerage margin account and as such have been pledged as security for the account and 3,409 common shares of Bally’s held by a Limited Liability Corporation over which Mr. Rollins has sole voting and investment power.
(3)	Consists of 364,851 common shares of Bally’s held by Mr. Papanier and 18,000 common shares of Bally’s held in trust.
(4)	Consists of 246,638 common shares of Bally’s held by Mr. Capp and 3,000 common shares of Bally’s held by Mr. Capp’s wife. Mr. Capp disclaims beneficial ownership of these 3,000 common shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, to the Company’s knowledge, these persons have complied with all applicable filing requirements during the year ended December 31, 2021, except the following: (1) a Form 4 for Ms. Wilson reporting one transaction was filed late, (2) a Form 5 for Mr. Rollins reporting a gift was filed late, and (3) a Form 4 for each of Mr. Fenton and Mr. Reeves reporting a RSU award on November 5, 2021 was late due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and practices underlying our named executive officer compensation program and the decisions made by the Compensation Committee of our Board related to 2021 compensation for our named executive officers.

Bally’s compensation philosophy has historically focused on the following principal objectives and has continued to use these objectives when setting executive compensation:

•pay for performance based on achievement of corporate and any applicable individual objectives;
•pay competitively to attract, retain and motivate exceptional management performance; and
•align management compensation with the achievement of business objectives and the creation of value for stakeholders.

These objectives are rooted in a desire to reward results linked to both short-term and long-term performance (pay-for-performance) and to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management positions at Bally’s. This philosophy generally takes into account the market practices of similarly situated peer companies and reflects the Compensation Committee’s priority of attracting and retaining the most appropriate key individuals for achievement of Bally’s strategic business plan and annual operating goals.

2021 Named Executive Officers

This CD&A focuses on the compensation of Bally’s named executive officers (the “NEOs”) for the year ended December 31, 2021:

•Lee D. Fenton, Chief Executive Officer
•George T. Papanier, President, Casinos and Resorts (former Chief Executive Officer)
•Stephen H. Capp, Executive Vice President and Chief Financial Officer
•Marc A. Crisafulli, Executive Vice President, Government Relations, Legal and Regulatory
•Craig L. Eaton, Executive Vice President, General Counsel Retail and Bally’s Corporate
•Robeson M. Reeves, President, Interactive

Recent Executive Transitions

Mr. Fenton became the Chief Executive Officer of Bally’s on October 1, 2021 in connection with the completed acquisition of Gamesys. Mr. Papanier, former Chief Executive Officer, became President, Casinos and Resorts in connection with this change. Effective January 10, 2022, Mr. Crisafulli’s title changed from Executive Vice President, Government Relations to Executive Vice President, Government Relations, Legal and Regulatory due to a modification of his duties. In March 2022, Mr. Capp informed Bally’s that he would resign as Executive Vice President and Chief Financial Officer to pursue other interests and opportunities. Mr. Capp will continue to support the business through the end of April 2022. On March 11, 2022, Bally’s appointed Robert Lavan as Bally’s Executive Vice President and Chief Financial Officer, subject to receipt of customary regulatory approvals.

Development of Bally’s Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee reviews, considers and makes determinations with respect to the compensation of Bally’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The Compensation Committee’s responsibilities include development and oversight of Bally’s incentive plans, including the approval of performance criteria to be used in connection with Bally’s performance-based compensation programs.

Role of Bally’s Executive Officers in Determining Compensation

From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the Compensation Committee with respect to the performance criteria established in connection with Bally’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the Compensation Committee with respect to any individual performance goals that may be established (for example, management objectives, etc.) in connection with those programs. However, no executive officer provides input to the Compensation Committee regarding the amount or form of compensation he receives.

Consideration of Shareholder Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

The Company became public in March 2019 and qualified as an emerging growth company through the year ended December 31, 2020. During 2021, the Company’s status as an emerging growth company expired and therefore, at the Annual Meeting, we are asking our shareholders to vote, in a non-binding advisory capacity, to approve the compensation paid to our named executive officers for the first time, and the Compensation Committee expects to consider the outcome of any such say-on-pay vote and any such vote occurring at any annual meeting of the shareholders of the Company when making future compensation decisions for the NEOs.

Elements of Bally’s 2021 Executive Compensation Program

In 2021, compensation for the NEOs had three principal components: (1) annual base salary, (2) eligibility to receive an annual cash incentive bonus, and (3) participation in Bally’s long-term, equity-based incentive program. For purposes of this CD&A, unless otherwise noted, the amounts disclosed in U.S. dollars in this CD&A for Messrs. Fenton and Reeves are opportunities denominated in U.S. dollars in their employment agreements, but such amounts are converted from U.S. dollars into sterling pounds (GBP) based on the applicable exchange rate when such amounts are actually paid to Messrs. Fenton and Reeves.

2021 Base Salary

Bally’s provides the NEOs a base salary as a fixed component of compensation. Base salaries are intended to compensate each of the NEOs for their respective day-to-day duties and responsibilities. In determining annual base salaries, the Compensation Committee considers a number of factors, including the NEO’s skill set and individual contributions to the Company. Base salaries are generally reviewed each year by the Compensation Committee for potential adjustment (the first annual review for Messrs. Fenton and Reeves will occur in January 2023 as provided in their employment agreements), but no increase in base salary from year to year is guaranteed unless called for in the NEO’s employment agreement.

The base salaries for Messrs. Papanier and Capp increased in 2021 from 2020 in connection with the amendment of their employment agreements effective as of January 16, 2021 and February 23, 2021, respectively. Mr. Papanier’s base salary increased from $721,000 in 2020 to $950,000 in 2021 and Mr. Capp’s base salary increased from $600,000 in 2020 to $825,000 in 2021. Mr. Eaton’s base salary increased from $360,500 in 2020 to $400,000 effective July 2, 2021 as a reward for the increase in his responsibilities and the complexities of his work. The base salary for Mr. Crisafulli remained unchanged in 2021 compared to 2020. In connection with the commencement of their employment with Bally’s on October 1, 2021 as a result of Bally’s acquisition of Gamesys, Messrs. Fenton and Reeves entered into service agreements with Bally’s, under which Mr. Fenton is entitled to receive an annual base salary of $1,100,000 and Mr. Reeves is entitled to receive $850,000. The base salary amounts for Messrs. Fenton and Reeves are stated in U.S. dollars in their employment agreements but are converted into GBP when paid on a monthly basis.

Name	Base Salary for Year Ended 2021
Lee D. Fenton	$1,100,000
George T. Papanier	$950,000
Stephen H. Capp	$825,000
Marc A. Crisafulli	$550,000
Craig L. Eaton	$400,000
Robeson M. Reeves	$850,000

2021 Annual Cash Incentives

For 2021, all NEOs were eligible to earn a portion of their compensation in the form of a performance-based annual cash incentive pursuant to Bally’s annual pay-for-performance program (referred to as the “Annual PFP”). The Compensation Committee has historically paid annual incentive amounts under the Annual PFP in order to incentivize the achievement of objectives that are based on Bally’s operational, financial and strategic goals for the applicable year.

For 2021, Messrs. Papanier, Capp, Crisafulli and Eaton were eligible to earn a cash incentive payment under the Annual PFP based on the level of adjusted EBITDA achievement measured during 2021 (the “Adjusted EBITDA Performance Goal”). The Compensation Committee retained the right to adjust the payout of the Annual PFP based on an individual’s performance in their role and other factors throughout 2021. Adjusted EBITDA is a non-GAAP performance metric that the Company further adjusts in setting performance compensation. Adjusted EBITDA for purposes of the annual incentive compensation plan represents net income before interest expense, interest income, depreciation, amortization, share-based compensation and the provision for taxes, plus or minus adjustments for certain unusual and/or nonrecurring expense and income items.

For 2021, given that Messrs. Fenton and Reeves were only employed by Bally’s for the last three months of the year due to the Gamesys acquisition, their annual cash incentive eligibility was based on a combination of their target annual cash incentive opportunities in place prior to the Gamesys transaction for the period from January 1, 2021 through September 30, 2021 (which, for each NEO, was trending towards a payout of 125% of each of his actual annual base salary for such period had the Gamesys transaction not occurred) and the adjusted target annual cash incentive opportunities for the period from October 1, 2021 through December 31, 2021 (which, for each NEO, was 100% of his annual base salary rate for such period as decided by the Compensation Committee in its discretion), resulting in a blended target bonus opportunity equal to 118.75% of the sum of actual Gamesys base salary paid for 2021 plus the pro-rata Bally’s base salary rate for 2021 for each NEO. A portion of the earned bonus for each NEO was converted from GBP into U.S. dollars for purposes of reporting the bonus in this CD&A and the accompanying tables, and the full amount of the earned bonus was ultimately paid in GBP, in each case as described in more detail below under the “2021 Annual Cash Incentive Outcomes” section. Beginning in 2022 and for each calendar year thereafter, the target annual cash incentive opportunities for each of Messrs. Fenton and Reeves will equal 100% of his annual base salary rate as provided in each NEO’s employment agreement and will be contingent upon the attainment of personal performance objectives (as established by the Board for the relevant calendar year) as set forth in his employment agreement.

2021 Adjusted EBITDA Performance Goal

The Compensation Committee determined that the Adjusted EBITDA Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Bally’s economic success. In light of the tremendous change the Company underwent in 2021 in the pursuit of its strategic initiatives, the 2021 Adjusted EBITDA Performance Goal was not set until August 2021, at which point, the Compensation Committee approved an Adjusted EBITDA Performance Goal target of $295.5 million for 2021. This goal was based on actual Adjusted EBITDA for the first seven months in 2021 and forecasted Adjusted EBITDA for the last five months of 2021. The Compensation Committee sets performance targets at levels it believes will require substantial effort by management in order to achieve payouts under the Annual PFP.

The following table represents the target Annual PFP cash incentive amounts for Messrs. Papanier, Capp, Crisafulli, and Eaton for 2021, and the hybrid target annual cash incentive amounts for Messrs. Fenton and Reeves based on their blended opportunities due to the Gamesys transaction (as described above):

Name	2021 Target Annual Incentive	% of Base Salary(1)
Lee D. Fenton	$939,817	118.75%
George T. Papanier	$950,000	100%
Stephen H. Capp	$825,000	100%
Marc A. Crisafulli	$550,000	100%
Craig L. Eaton	$270,375	75%
Robeson M. Reeves	$775,413	118.75%
__________________________________
(1) For Messrs. Fenton and Reeves, refer to the paragraph preceding this table for more information about the structure and payout of their annual cash incentive awards.

2021 Annual Cash Incentive Outcomes

Based on the tremendous change the Company underwent in 2021 (which included multiple acquisitions), the Adjusted EBITDA Performance Goal set in August 2021 was ultimately abandoned for purposes of determining the outcome of the Annual PFP. Instead, the Compensation Committee exercised its discretion to award cash incentives to the NEOs. In making such discretionary determination, the Compensation Committee took into consideration the financial results that were actually achieved by the Company during an uncertain business climate, as well as the incremental effort made by the Company during a period of transformation and the progress made toward the Company’s strategic initiatives, which included the acquisition of multiple casino and resort properties and the expansion of the Company’s interactive business, most notably the acquisition of Gamesys on October 1, 2021.

After this evaluation, the Compensation Committee awarded a discretionary cash incentive to Messrs. Papanier and Eaton equal to 100% of their target Annual PFP amounts, resulting in payments equal to $950,000 and $270,375, respectively, for 2021. Mr. Eaton’s target cash incentive opportunity was based on his salary as of January 1, 2021, prior to his salary increase effective July 2, 2021, as noted above. Mr. Capp’s discretionary bonus amount was approved at an amount equal to 25% of his target Annual PFP bonus opportunity, or $206,250, due to the Compensation Committee’s assessment of Mr. Capp’s performance on a subjective basis based on his actual performance for the year. In addition, although eligible under his employment agreement to receive an annual bonus, Mr. Crisafulli was not paid an annual cash bonus for 2021 due to his unplanned but approved leave of absence for the majority of 2021, which was not a performance-based decision.

With respect to the hybrid target annual cash incentive amounts for Messrs. Fenton and Reeves based on their blended opportunities due to the Gamesys transaction (as described above), the Compensation Committee exercised its discretion and determined that the discretionary payout of an annual bonus to each of Mr. Fenton and Mr. Reeves would be made at a level of 100% as a result of the closing of the Gamesys transaction. To calculate the payouts to each of Messrs. Fenton and Reeves, the target percentage for his annual incentive award was applied to, first, the actual earnings paid to the NEO during his Gamesys service from January 1, 2021 to September 30, 2021 (which earnings were paid in GBP), and second, to the NEO’s base salary rate for his Bally’s service from October 1, 2021 to December 31, 2021 (which base salary earnings were paid in USD). The amounts attributable to the Gamesys portion have been converted to USD from GBP using a foreign exchange rate as of December 31, 2021 of 1.330. The amounts attributable to the Bally’s service portion in 2021 following the Gamesys transaction were originally denominated in U.S. dollars and were therefore not subject to conversion for purposes of this CD&A. Such calculations resulted in a payout of $939,817 for Mr. Fenton and $775,413 for Mr. Reeves, and such payments were paid to each NEO in GBP.

Long-Term Incentives - Equity-Based Compensation

In addition to short-term cash incentive award opportunities under the Annual PFP, certain NEOs have in the past received long-term incentive compensation in the form of equity-based compensation under the Company’s equity plans. The Compensation Committee has utilized equity-based incentives because equity-based incentives effectively align the executives’ interests with those of Bally’s stakeholders. Toward this end, the Compensation Committee has traditionally delivered a portion of each NEO’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”), both granted pursuant to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) or since its adoption, the 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2015 Plan, the “Plans”). Time-based RSUs function as a retention tool and we view them as inherently performance-based because the ultimate value delivered to the NEOs upon settlement of the RSUs is directly tied to Bally’s share price. PSUs are designed to incentivize the NEOs to achieve performance goals that are typically tied to both Bally’s annual level of Adjusted EBITDA Performance Goal achievement and the achievement of other strategic initiatives. The Compensation Committee has chosen to use the Adjusted EBITDA Performance Goal for both our Annual PFP and for our PSUs because the Compensation Committee believes that this approach balances short-term and long-term decision making and is consistent with the basic compensation philosophy that earnings growth will lead to long-term stakeholder value.

Time-based RSUs

On October 1, 2021, in connection with the Company’s acquisition of Gamesys and Mr. Fenton’s appointment as CEO of the Company, Mr. Fenton received a RSU grant of 70,648 shares under the 2021 Plan that vests in equal installments over three years on December 31 of each of 2022, 2023 and 2024, subject generally to his continued service with Bally’s on each date. In addition, in connection with the Company’s acquisition cooperation agreement with Gamesys and to ensure continuity and to mitigate dilution of reward for the former Gamesys executives, Bally’s agreed to grant certain equity-based awards under the 2021 Plan to certain Gamesys executives, including Mr. Fenton, whose Gamesys awards (labeled “LTIP 5”) were cancelled in connection with the Gamesys transaction. As a result, on November 4, 2021, Mr. Fenton received an RSU grant of 13,697 shares under the 2021 Plan that will vest in two equal installments on January 1, 2023 and January 1, 2024, assuming he remains employed through each date.

On January 19, 2021, in connection with the amendment of Mr. Papanier’s employment agreement, which provides for a new equity grant in 2021, the Compensation Committee approved a time-based RSU grant of 57,241 shares under the 2015 Plan vesting equally over three years on December 31 of each of 2021, 2022 and 2023, subject generally to Mr. Papanier’s continued service with Bally’s through each vesting date.

On February 23, 2021, in connection with the amendment of Mr. Capp’s employment agreement, which provides for a new equity grant in 2021, the Compensation Committee approved a time-based RSU grant of 19,011 shares under the 2015 Plan scheduled to vest over two years, with 6,199 shares that vested on December 31, 2021 and 12,812 shares scheduled to vest on December 31, 2022, in each case, subject generally to Mr. Capp’s continued service with Bally’s through such vesting date.

Mr. Crisafulli and Mr. Eaton did not receive any RSU awards in 2021 because neither NEO has a contractual entitlement to any equity-based awards pursuant to their respective employment agreements.

On October 1, 2021, in connection with the Company’s acquisition of Gamesys and Mr. Reeves’ appointment as an officer of the Company, Mr. Reeves received a RSU grant of 56,518 shares under the 2021 Plan that vests in equal installments over three years on December 31 of each of 2022, 2023 and 2024, subject generally to his continued service with Bally’s through each vesting date. In addition, for the same reason as Mr. Fenton, on November 4, 2021, Mr. Reeves received a RSU grant of 11,660 shares that will vest in two equal installments on January 1, 2023 and January 1, 2024, assuming he remains employed through each date.

2021 PSU Awards

Messrs. Papanier and Capp were granted 57,241 and 19,011 target PSUs on January 19, 2021 and February 23, 2021, respectively, under the 2015 Plan in connection with the amendment of their employment agreements, which provides for such grant. The shares subject to Mr. Papanier’s PSU award are eligible to vest based on the achievement of certain performance goals over three separate, one-year performance periods ending December 31, 2021, December 31, 2022 and December 31, 2023, and the shares subject to Mr. Capp’s PSU award are eligible to vest based on the achievement of certain performance goals over two separate, one-year performance periods ending December 31, 2021 and December 31, 2022, in each case, subject generally to continued service with Bally’s through the last day of the applicable performance period.

In connection with the Company’s acquisition of Gamesys, the Compensation Committee approved, on October 1, 2021, PSU award opportunities for Messrs. Fenton and Reeves (with a target number of 70,648 PSUs and 56,518 PSUs, respectively) that are contingent on the establishment of performance goals and metrics for three separate, one-year performance periods starting January 1 and ending December 31 of 2022, 2023 and 2024. The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes). As a result, the PSUs and their grant date fair value for each one-year performance period will be disclosed in the Company’s proxy statements and accompanying tables starting in 2022, when the performance goals for the first one-year performance period will be established, and continuing in subsequent years for each subsequent one-year performance period.

Messrs. Crisafulli and Eaton were not granted PSUs in 2021 because neither NEO has a contractual entitlement to any equity-based awards pursuant to their respective employment agreements.

In reviewing Messrs. Papanier’s and Capp’s performance throughout 2021 against certain corporate and individual objectives, the Compensation Committee exercised its discretion to abandon the Adjusted EBITDA Performance Goal set in August 2021, as it similarly did with respect to the 2021 Annual PFP, and exercised its discretion to determine a payout of the portion of the PSUs attributable to the 2021 performance year. The Compensation Committee determined that Messrs. Papanier and Capp should earn and vest in a number of PSUs for the 2021 performance period following the completion of the Company’s 2021 financial statement audit and filing of its Form 10-K equal to 100% and 25% of the target number of PSUs, respectively, that were granted under their 2021 PSU awards. As a result, on March 1, 2022 Messrs. Papanier and Capp received 19,081 and 1,550 of Bally’s common shares, respectively, related to the 2021 performance period of their 2021 PSU awards.

2020 PSU Awards

On May 5, 2020, the Company granted 20,027 target PSUs to Mr. Crisafulli (the “2020 PSU Award”) which are eligible to vest based on the achievement of certain performance goals as determined by the Compensation Committee on an annual basis over two separate, one-year performance periods ending December 31, 2020 and December 31, 2021. This award was issued such that Mr. Crisafulli’s PSU awards would align with the calendar year consistent with other NEOs and in satisfaction of the Company’s obligations under his employment agreement.

For the 2021 performance period of the 2020 PSU Award, Mr. Crisafulli was not eligible to vest as a result of an unplanned but approved leave of absence for the majority of 2021, which was not a performance-based decision. Mr. Crisafulli resumed his responsibilities with Bally’s on January 10, 2022.

Mr. Papanier and Mr. Capp were not granted PSU awards in 2020 as their 2019 PSU Awards (defined below) covered the applicable PSU obligations for the 2020 performance period under their employment agreements.

2019 PSU Awards

The target PSUs awarded to Mr. Capp on April 2, 2019 and to Mr. Crisafulli on May 8, 2019 (collectively the “2019 PSU Awards”) are eligible to vest based on the achievement of certain performance goals as determined by the Compensation Committee on an annual basis over three separate, one-year performance periods ending December 31, 2019, December 31, 2020 and December 31, 2021.

In reviewing his performance throughout 2021 against certain corporate and individual objectives, the Compensation Committee exercised its discretion, as it similarly did with respect to the 2021 Annual PFP and 2021 PSU awards, and determined that Mr. Capp should earn and vest in a number of PSUs for the 2021 performance period following the completion of the Company’s 2021 financial statement audit and filing of its Form 10-K equal to 25% of the target number of PSUs attributable to the 2021 performance period that was awarded under the 2019 PSU Award. As a result, on March 1, 2022 Mr. Capp received 3,263 of Bally’s common shares, related to the 2021 performance period of the 2019 PSU Awards.

For the 2021 performance period of his 2019 PSU Award, the Compensation Committee determined that Mr. Crisafulli was not eligible to vest as a result of an unplanned but approved leave of absence for the majority of 2021, which was not a performance-based decision. Mr. Crisafulli resumed his responsibilities with Bally’s on January 10, 2022.

Employment, Termination of Employment and Change-In-Control Arrangements

Bally’s does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers. However, certain employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations following a change-in-control and certain equity award agreements with the NEOs, as described below, provide for equity vesting or payment in connection with either the occurrence of a change-in-control or certain terminations following a change-in-control. Bally’s does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

During 2021, the NEOs were each party to an employment agreement with Bally’s or a subsidiary of Bally’s.

Bally’s maintains employment agreements with each of the NEOs because employment agreements can help set the expectations of the parties and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Papanier, Capp, Crisafulli, and Eaton provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to each of the NEOs provide for vesting upon certain termination events and, with respect to the RSUs, for double-trigger vesting in the event of a change in control. This generally means that the RSUs will only automatically vest in full upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan or 2021 Plan) to the holder.

If the acquiring or surviving entity provides a replacement award in connection with a change in control, the vesting of the NEO’s RSUs will only accelerate upon the “involuntary termination” of employment (as defined in the applicable Plan or award agreement) within two years following the change in control. An “involuntary termination” for awards granted under the 2015 Plan generally includes a termination due to death, disability or retirement but excludes a termination by the Company for “cause” or by the NEO without “good reason.” For awards granted under the 2021 Plan, an “involuntary termination” is generally limited to a termination by the Company without “cause” or by the NEO for “good reason” (as defined in the applicable award agreement).

The RSU award agreements also provide that, upon a termination of employment due to the NEO’s death or disability, the number of RSUs scheduled to vest on the next applicable vesting date will vest. The 2019 RSU award agreements for Messrs. Papanier, Capp and Crisafulli and the 2020 RSU award agreement for Mr. Crisafulli provide for full vesting upon a termination without “cause” or a termination by the NEO for “good reason” (as such terms are defined in the 2015 Plan), while Mr. Crisafulli’s December 2020 special RSU award agreement only provides for such vesting upon a termination without “cause.” The 2020 RSU award agreements for Messrs. Papanier and Capp do not provide for any accelerated vesting upon a termination without “cause” or a termination by the NEO for “good reason.” However, the 2021 RSU award agreements for Messrs. Papanier and Capp do provide for accelerated vesting of the RSUs upon a termination without “cause” (and for Messrs. Fenton and Reeves, also upon a termination by them for “good reason”).

The PSUs will fully vest at the “target” performance level upon the change in control. In the event of termination of employment due to the individual’s death, (1) any PSUs earned in respect of any previously completed performance periods will vest at the “target” performance levels, (2) the unvested PSUs attributable to the performance period during which the termination occurs will vest at the “target” level on a pro-rata based (based upon the number of days of the NEO’s service during the applicable performance period), and (3) any unvested PSUs attributable to any subsequent performance periods will be forfeited. In the event of a termination of employment by the Company without “cause” or due to the NEO’s disability, or a termination by the NEO for “good reason” (as such terms are defined in the 2015 Plan, or, if granted under the 2021 Plan, the award agreement), all PSUs (including for prior, current and future performance periods) will vest based on actual performance.

For a detailed description of the employment agreements with Messrs. Fenton, Papanier, Capp, Crisafulli, Eaton and Reeves see “Agreements with NEOs” of this Proxy Statement.

Other Benefits and Limited Perquisites

During 2021, Mr. Fenton opted to receive healthcare insurance outside of the Company-sponsored medical plan, and Mr. Reeves received healthcare coverage under the Gamesys plan and was subject to the same eligibility requirements that applied to similarly-situated employees of Gamesys generally. Messrs. Fenton and Reeves were also eligible for group life insurance covering at least four times each NEO’s annual base salary, permanent health insurance covering at least 75% of annual base salary, income protection, and participation in the Gamesys-sponsored pension plan to which Gamesys contributed $40,925 and $33,766 for 2021 (using an average foreign exchange rate of 1.376 for the year ended December 31, 2021), respectively. In addition, Messrs. Fenton and Reeves are eligible to receive tax protection such that each NEO may receive a tax reimbursement and/or tax gross-up to reimburse each NEO for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to each of their compensation had they performed all activities in the United Kingdom.

During 2021, Messrs. Papanier, Capp, Crisafulli and Eaton received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Bally’s generally. Messrs. Papanier, Capp, Crisafulli and Eaton were also eligible to participate in Bally’s 401(k) plan. In connection with such participation, in 2021, Messrs. Papanier, Capp, Crisafulli and Eaton received a matching contribution from Bally’s in the amount of $8,550, $8,550, $8,550, and $7,017, respectively. Bally’s does not sponsor or maintain any deferred compensation programs. In addition, Messrs. Papanier, Capp, Crisafulli and Eaton received the following additional benefits in 2021: Company-paid group term life insurance premiums in the amount of $1,080 each; Company contributions for the executive long-term disability policy in the amount of $750 each; and Company contributions for the executive accidental death and dismemberment policy in the amount of $180 each.

Bally’s Share Ownership Guidelines and Policies for Directors and Officers

In 2019, Bally’s adopted share ownership guidelines applicable to its directors and officers. The guidelines require that non-employee directors beneficially own, during their service on the Bally’s Board, common shares of Bally’s equal in value to at least five times their annual cash retainer. Bally’s officers are required to meet the following share ownership guidelines:

Officer Position	Value of Shares Owned
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Other officers	2 times base salary

Non-employee directors and officers have five years from their initial election to the Board or beginning of their employment, as applicable, to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.), (2) shared ownership (for example, shares owned or held in trust by immediate family), (3) shares the receipt of which have been deferred, (4) restricted stock units, (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority, and (6) unexercised stock options and performance stock units.

All Bally’s directors and executive officers, except for Messrs. Patel and Ryan, who were appointed as non-employee directors in 2021, have met the applicable guidelines as of March 21, 2022. Directors and NEOs of Bally’s beneficially own 24.7% of the outstanding common shares of Bally’s as of March 21, 2022. An affiliate of Bally’s director Soohyung Kim beneficially owns 22.0%. See the section titled “Ownership of Securities and Related Shareholder Matters” of this proxy statement.

Prohibition on Insider Trading and Hedging of Company Stock

Bally’s has adopted an insider trading policy, effective March 28, 2019, prohibiting trading in designated blackout periods by directors, officers and certain key employees or members of their immediate families, other than in a fiduciary capacity. In addition, these persons are prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on common shares of Bally’s, or otherwise hedging or pledging shares of Bally’s securities they own as collateral or security for indebtedness. This policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Bally’s securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership. The pledging restriction is intended to apply to shares owned by the individual officer or director, and not shares owned for the benefit of others. In 2020, a waiver was granted by the Company to Mr. Rollins in regard to the Corporate Governance Guidelines and Insider Trading Policy prohibiting the pledge of shares. Mr. Rollins owned shares of Dover Downs in a brokerage margin account and as such were pledged as security for the account. Those shares were exchanged for shares of the Company in the acquisition of Dover Downs. After examining the facts and circumstances pertaining to the pledge, the Company waived the provisions of the Corporate Governance Guidelines and Insider Trading Policy in respect of those shares.

Clawback Recoupment

On January 18, 2019, Bally’s adopted a compensation recovery policy applicable to executive officers effective as of March 28, 2019 that allows Bally’s to clawback previously earned performance-based incentive compensation, including equity compensation, for conduct constituting fraud, or other intentional misconduct, that results in material or financial or reputational harm to the Company, including such conduct that requires Bally’s to restate its previously published financial results. In the event of a restatement, the result of which is that any performance-based compensation paid would have been a lower amount had it been calculated based on such restated results, an independent director committee may recover the after-tax portion of the difference between the awarded compensation and the amount of the compensation had it been calculated based on the restated financial statements. In the event an executive officer engages in detrimental activity more generally, the committee may seek to recover any performance-based compensation previously paid to such officer.

Other Compensation-Related Matters

As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Bally’s recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The Compensation Committee and Bally’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment

The Compensation Committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the Compensation Committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The Compensation Committee reviews its compensation programs annually to ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the Compensation Committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Bally’s.

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Bally’s Annual Report on Form 10-K for the year ended December 31, 2021 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.
COMPENSATION COMMITTEE

Jeffrey W. Rollins (Chair)
Terrence Downey
Wanda Y. Wilson

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2021 Summary Compensation Table

The following table provides information concerning the compensation of the 2021 NEOs for each of the years ended December 31, 2021, December 31, 2020 and December 31, 2019, as applicable.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)
Lee D. Fenton(5)(6)	2021	275,000	939,817	4,338,145	—	18,267	5,571,229
Chief Executive Officer
George T. Papanier	2021	940,458	950,000	3,768,400	—	19,601	5,678,459
President, Casinos and Resorts (former Chief Executive Officer)	2020	721,000	—	2,088,281	760,639	31,508	3,601,428
	2019	721,000	—	1,875,044	—	27,777	2,623,821
Stephen H. Capp	2021	787,500	206,250	2,185,564	—	19,601	3,198,915
EVP & Chief Financial Officer	2020	600,000	—	2,147,690	632,967	20,604	3,401,261
	2019	600,000	—	1,600,022	—	16,057	2,216,079
Marc A. Crisafulli	2021	550,000	—	595,584	—	19,601	1,165,185
EVP, Government Relations, Legal and Regulatory	2020	550,000	—	7,502,171	—	9,796	8,061,967

Craig L. Eaton	2021	378,604	270,375	—	—	18,068	667,047
EVP, General Counsel Retail & Bally’s Corporate	2020	360,500	—	811,134	142,409	13,711	1,327,754
	2019	367,209	—	—	—	15,509	382,718
Robeson M. Reeves(5)(6)	2021	212,500	775,413	3,500,656	—	15,861	4,504,430
President, Interactive

(1)
For Messrs. Papanier, Capp, Crisafulli and Eaton, the amount represents the base salary paid to each of them during the relevant year and reflects any increase in base salary that became effective during the applicable year. For Messrs. Fenton and Reeves, the amount represents the base salary paid to each of them from their start of employment, October 1, 2021 through December 31, 2021.

(2)
The amounts in this column reflect amounts paid to each NEO as a discretionary annual incentive awarded by the Compensation Committee for the 2021 performance year. Refer to the “2021 Annual Cash Incentives” section of the CD&A for further explanation.

(3)	Amounts shown represent the grant date fair value of awards of time-based vesting RSUs and PSUs at the target level as computed under ASC 718, granted during the fiscal year indicated. For additional information, please refer to Note 14 “Equity Plans” in the Company’s Consolidated Financial Statements for the year ended December 31, 2021 included in the Company’s 2021 Annual Report on Form 10-K. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected.
(4)
Amounts shown for 2021 consist of (1) a gross-up for Company-paid health insurance premiums paid for Messrs. Fenton, Papanier, Capp, Crisafulli and Eaton, (2) Bally’s contributions under a Company-sponsored defined contribution plan for Messrs. Fenton, Papanier, Capp, Crisafulli, Eaton and Reeves in the amount of $13,378, $8,550, $8,550, $8,550, $7,017, and $10,338, respectively, (3) Bally’s payment of group term life insurance premiums for each of Messrs. Papanier, Capp, Crisafulli and Eaton in the amount of $1,080, (4) contributions for the executive long-term disability policy for each of Messrs. Papanier, Capp, Crisafulli and Eaton in the amount of $750, (5) contributions for the executive AD&D policy for each of Messrs. Papanier, Capp, Crisafulli and Eaton in the amount of $180, and (6) Company contributions to Messrs. Fenton and Reeves of $4,889 in connection with their participation in a share incentive plan in the United Kingdom.

(5)	Mr. Fenton and Mr. Reeves were not NEOs for all three years listed in this table, and accordingly, compensation information for 2020 and 2019 is not provided. Amounts reported represent compensation from October 1, 2021 (the commencement of the reporting person’s employment with the Company in connection with its acquisition of Gamesys) through December 31, 2021.
(6)	As described in the CD&A, the portion of the bonus compensation for Messrs. Fenton and Reeves that was based on base salary amounts that had been paid in GBP was converted to USD using the foreign exchange rate of 1.330 on December 31, 2021. All amounts under “All Other Compensation” were converted to USD from GBP using a foreign exchange rate of 1.348 for the fourth quarter of 2021 (their employment period with Bally’s).

2021 Grants of Plan-Based Awards Table

The table below provides information regarding awards granted during 2021 to our NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Name		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Lee D. Fenton	October 1, 2021	—	—	—	—	—	—	70,648	3,749,996
	November 4, 2021	—	—	—	—	—	—	13,697	588,149
	N/A	469,909	939,817	939,817	—	—	—	—	—
George T. Papanier	January 19, 2021	—	—	—	—	—	—	57,241	2,788,209
	August 5, 2021	—	—	—	—	19,081	—	—	980,191
	N/A	475,000	950,000	1,900,000	—	—	—	—	—
Stephen H. Capp	February 23, 2021	—	—	—	—	—	—	19,011	1,196,742
	August 5, 2021	—	—	—	—	19,249	—	—	988,821
	N/A	412,500	825,000	1,650,000	—	—	—	—	—
Marc A. Crisafulli	August 5, 2021	—	—	—	—	11,594	—	—	595,584
	N/A	275,000	550,000	1,100,000	—	—	—	—	—
Craig L. Eaton	N/A	135,188	270,375	540,750	—	—	—	—	—
Robeson M. Reeves	October 1, 2021	—	—	—	—	—	—	56,518	2,999,975
	November 4, 2021	—	—	—	—	—	—	11,660	500,680
	N/A	387,707	775,413	775,413	—	—	—	—	—

(1)	This column shows the possible payouts to the NEOs under our Annual PFP for the fiscal year ended December 31, 2021 for each of “threshold”, “target” and “maximum” performance.
(2)	The awards in this column represent the number of PSUs that may be earned with respect to the 2021 performance period at “target” level of performance. The PSUs granted to Mr. Papanier were originally awarded on January 19, 2021, to Mr. Capp on April 2, 2019 and February 23, 2021 (13,050 PSUs and 6,199 PSUs, respectively) and to Mr. Crisafulli on May 8, 2019 and May 5, 2020 (1,580 PSUs and 10,014 PSUs, respectively). However, because the performance criteria and the target levels applicable to each performance year comprising the awards are established in connection with each one-year performance period, the amounts shown above and referenced in the immediately preceding sentence only reflect the portion of the respective award that is attributable to the 2021 performance period and effectively granted during 2021. Vesting of these PSUs for the year ended December 31, 2021 was determined by the Compensation Committee in its discretion. The PSUs earned by the NEO will be settled in the same number of common shares of Bally’s. For a detailed discussion of Bally’s long-term equity compensation program for 2021 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.
(3)	The awards represent time-based vesting RSUs granted in 2021 to the NEOs. The RSU awards granted to Messrs. Fenton and Reeves on October 1, 2021 will vest in three equal installments on December 31 of each of 2022, 2023 and 2024. The RSU awards granted to Messrs. Fenton and Reeves on November 4, 2021 will vest in two equal installments on January 1, 2023 and January 1, 2024. The award granted to Mr. Papanier on January 19, 2021 will vest in three equal installments on December 31 of each of 2021, 2022 and 2023. The RSU award granted to Mr. Capp on February 23, 2021 will vest in two installments: 6,199 RSUs on December 31, 2021 and 12,812 RSUs on December 31, 2022. Messrs. Crisafulli and Eaton did not receive RSU awards in 2021.
(4)	Amounts shown in this column reflect the aggregate grant date fair value of RSU and PSU awards determined in accordance with ASC 718.

Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table sets forth certain information concerning common shares of Bally’s subject to unvested equity incentive plan awards held as of December 31, 2021 by the NEOs. There were no unexercised stock options outstanding as of December 31, 2021.

		Stock Awards
Name		Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	Grant Date	(#)		($)	(#)		($)
Lee D. Fenton	October 1, 2021	70,648	(4)	2,688,863	—		—
	November 4, 2021	13,697	(5)	521,308	—		—
George T. Papanier	January 2, 2020	20,373	(6)	775,396	—		—
	January 19, 2021	38,160	(7)	1,452,370	—		—
		—		—	57,241	(10)	2,178,592
Stephen H. Capp	January 2, 2020	23,735	(6)	903,354	—		—
	February 23, 2021	12,812	(8)	487,625	—		—
		—		—	32,061	(10)	1,220,242
Marc A. Crisafulli	January 2, 2020	21,757	(6)	828,071	—		—
	December 30, 2020	73,019	(9)	2,779,103	—		—
		—		—	11,594	(10)	441,268
Craig L. Eaton	January 2, 2020	10,696	(6)	407,090	—		—
Robeson M. Reeves	October 1, 2021	56,518	(4)	2,151,075	—		—
	November 4, 2021	11,660	(5)	443,780	—		—

(1)	Represents unvested time-based restricted stock units.
(2)	Amounts shown in this column represent the number of outstanding RSUs and PSUs multiplied by $38.06 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2021.
(3)	Represents the number of shares that may be issued pursuant to PSUs based on achievement at “target” level. The actual number of shares to be issued for each of these grants, if any, has not been determined and will be determined based on the relevant performance criteria over the applicable performance periods.
(4)	RSUs awarded to Messrs. Fenton and Reeves on October 1, 2021 vest in equal installments on December 31 of each of 2022, 2023 and 2024.
(5)	RSUs awarded to Messrs. Fenton and Reeves on November 4, 2021 vest in equal installments on January 1 of each of 2023 and 2024.
(6)	RSUs awarded to Messrs. Papanier, Capp, Crisafulli and Eaton on January 2, 2020 vest ratably on January 15, 2020, December 30, 2020 and January 2, 2022.
(7)	RSUs awarded to Mr. Papanier on January 19, 2021 vest in equal installments on December 31 of each of 2021, 2022 and 2023.
(8)	RSUs awarded to Mr. Capp on February 23, 2021 vest as follows: 6,199 RSUs on December 31, 2021 and 12,812 RSUs on December 31, 2022.
(9)	RSUs awarded to Mr. Crisafulli on December 30, 2020 vest ratably on December 30, 2021, December 30, 2022 and December 30, 2023.
(10)	Represents (1) the PSUs granted to Mr. Papanier on January 19, 2021, one-third of which were attributable to the 2021 performance period; (2) 13,050 unvested PSUs originally granted to Mr. Capp on April 2, 2019 that were attributable to the 2021 performance period and 19,011 unvested PSUs granted to Mr. Capp on February 23, 2021 (of which 6,199 PSUs are attributable to the 2021 performance period); and (3) 1,580 and 10,014 unvested PSUs originally granted to Mr. Crisafulli on May 8, 2019 and May 5, 2020, respectively, in each case attributable to the 2021 performance period. For Messrs. Papanier and Capp, 19,081 and 4,813 PSUs vested on March 1, 2022, respectively, reflecting 100% (for Mr. Papanier) and 25% (for Mr. Capp) of the target number of PSUs attributable to the 2021 performance period. Mr. Crisafulli did not vest in PSUs outstanding in connection with the 2021 performance year.

2021 Option Exercises and Stock Vested Table

The following table contains information about restricted stock units held by the applicable NEO that vested during 2021. No options were exercised by the NEOs during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)
Lee D. Fenton	—	—
George T. Papanier	29,277	1,456,053
Stephen H. Capp	25,775	1,199,748
Marc A. Crisafulli	62,860	2,909,387
Craig L. Eaton	—	—
Robeson M. Reeves	—	—
__________________________________

(1)	In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, thereby reducing the actual value received upon vesting and settlement. The number of shares surrendered but included in this table was: Mr. Papanier—11,521; Mr. Capp—10,528; Mr. Crisafulli—28,515.
(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of Bally’s common shares on the NYSE on the vesting date.

2021 Pension Plan Benefits

None of the NEOs participate in any pension plans providing for payment or other benefits at, following or in connection with retirement.

2021 Nonqualified Deferred Compensation

None of the NEOs participate in any deferred compensation plans or programs.

Agreements with NEOs

Employment Agreements

Certain elements of compensation set forth in the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table reflect the terms of our employment agreements with our NEOs as described below. Bally’s or a subsidiary of Bally’s is a party to an employment agreement with each of Messrs. Fenton, Papanier, Capp, Crisafulli, Eaton and Reeves.

Lee D. Fenton - The service agreement with Mr. Fenton which sets forth the terms and conditions relating to his appointment as Bally’s CEO was entered into effective as of October 1, 2021 (the “Fenton Service Agreement”). The Fenton Service Agreement provides for the following: Mr. Fenton’s annual compensation which consists of an annual base salary equal to $1,100,000 (which is converted monthly from U.S. dollars into GBP based on the average exchange rate in respect of the applicable calendar month in which it is paid) and a potential target bonus of 100% of base salary (which, if earned, is also payable in GBP); eligibility to participate in the Gamesys benefit programs (which include, but are not limited to, private medical insurance, life assurance, permanent health insurance, and a personal pension scheme (which is similar to a U.S.-style defined contribution plan) to which Gamesys will make contributions equal to 10% of Mr. Fenton’s annual base salary); 30 days of paid time off each year (in addition to paid time off during public holidays observed in the United Kingdom); and customary restrictive covenants and confidentiality provisions that include non-competition and non-solicitation restrictions during Mr. Fenton’s employment with the Company and for 12 months thereafter. The Fenton Service Agreement also provides that, although Mr. Fenton will be liable for any applicable U.S. taxes paid on his compensation, Gamesys will implement a “tax protection policy” such that Mr. Fenton will be entitled to a tax reimbursement and/or tax gross-up to reimburse him for any increase in income or social security taxes under U.S. tax law that are in excess of the taxes that would have been applicable to his compensation had he performed all activities in the United Kingdom (the “Tax Protection Benefits”).

George T. Papanier - The employment agreement entered into with Mr. Papanier was originally effective as of March 29, 2016 and subsequently amended on January 13, 2020 (the “Papanier Employment Agreement”). On January 20, 2021, the Papanier Employment Agreement was amended again, effective as of January 16, 2021. The latest amendment extended the term of Mr. Papanier’s employment agreement through December 31, 2023 (the “Papanier Initial Period”) (with automatic one-year extensions following the Papanier Initial Period), increased Mr. Papanier’s annual base salary to $950,000 for the remainder of the Papanier Initial Period and entitled Mr. Papanier to receive a one-time equity award of 114,482 shares, of which 50% was to be granted in the form of time-based equity awards and 50% was to be granted in the form of PSUs, with both portions of the award vesting ratably on December 31, 2021, December 31, 2022 and December 31, 2023. The Papanier Employment Agreement also provides that Mr. Papanier is eligible to receive a target annual cash bonus equal to his base salary.

Steven H. Capp - The employment agreement entered into with Mr. Capp was originally effective as of January 1, 2019 (the “Capp Employment Agreement”). On February 23, 2021, Bally’s amended the Capp Employment Agreement effective as of February 23, 2021. The amendment extended the term of Mr. Capp’s employment agreement through December 31, 2022 (the “Capp Initial Period”) (with automatic one-year extensions following the Capp Initial Period), increased Mr. Capp’s annual base salary to $825,000 for the remainder of the Capp Initial Period and entitled Mr. Capp to receive two one-time equity awards. The first is an equity award of 12,398 shares, of which 50% is to be granted in the form of time-based equity awards and 50% is to be granted in the form of PSUs, with both portions of the award vesting on December 31, 2021. The second is an equity award of 25,624 shares, of which 50% is to be granted in the form of time-based equity awards and 50% is to be granted in the form of PSUs, with both portions of the award vesting on December 31, 2022. The Capp Employment Agreement also provides that Mr. Capp is eligible to receive a target annual cash bonus equal to his base salary.

Marc A. Crisafulli - The employment agreement entered into with Mr. Crisafulli was originally effective as of May 1, 2019 and was subsequently amended on January 16, 2020 (the “Crisafulli Employment Agreement”). On March 16, 2021, the Crisafulli Employment Agreement was amended effective as of March 15, 2021. The latest amendment extended the term of Mr. Crisafulli’s employment agreement through December 31, 2023 (with automatic one-year extensions following such initial term), and increased his annual base salary for 2022 and 2023 to $600,000 and $650,000, respectively. The Crisafulli Employment Agreement also provides that Mr. Crisafulli is eligible to receive a target annual cash bonus equal to his base salary and an annual equity grant with a value of not less than $600,000 which is expected to be half in time-based awards and half in performance-based awards.

Craig L. Eaton - The employment agreement entered into with Mr. Eaton was effective as of July 10, 2013 and provides for an initial term that ended on July 10, 2015 with automatic one-year extensions for each year thereafter, annual base salary equal to $350,000, and eligibility to receive a target annual cash bonus equal to 50% of Mr. Eaton’s base salary.

Robeson M. Reeves - The service agreement with Mr. Reeves which sets forth the terms and conditions relating to his employment with Bally’s was entered into effective as of October 1, 2021 (the “Reeves Service Agreement”). The Reeves Service Agreement provides for the following: annual compensation which consists of an annual base salary equal to $850,000 (which is converted monthly from U.S. dollars into GBP based on the average exchange rate in respect of the applicable calendar month in which it is paid) and a potential target bonus of 100% of base salary (which, if earned, is also payable in GBP); eligibility to participate in the Gamesys benefit programs (which include, but are not limited to, private medical insurance, life assurance, permanent health insurance, and a personal pension scheme to which Gamesys will make contributions equal to 10% of Mr. Reeves’ annual base salary); 30 days of paid time off each year (in addition to paid time off during public holidays observed in the United Kingdom); and customary restrictive covenants and confidentiality provisions that include non-competition and non-solicitation restrictions during Mr. Reeve’s employment with the Company and for 12 months thereafter. Mr. Reeves is also entitled to the Tax Protection Benefits as described above for Mr. Fenton. Pursuant to the Reeves Service Agreement, Mr. Reeves’ employment will continue until terminated by either party in accordance with the terms of the agreement.

Upon a termination of employment by Bally’s or a subsidiary, as applicable, without “justifiable cause” with respect to Messrs. Papanier, Capp, Crisafulli and Eaton or by Messrs. Papanier, Capp and Crisafulli for “good reason,” Bally’s will pay, as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurs, and (3) continued payment of annual base salary for the longer of (a) the amount of time remaining until the end of the term of the employment agreement and (b) a period of 12 months following the termination date (the “Base Salary Continuation”). The agreements with Mr. Capp and Mr. Crisafulli also provide for continued payment of their annual bonus for the same period of time during which the Base Salary Continuation is paid. In addition, during the applicable severance period, Messrs. Papanier, Capp, Crisafulli and Eaton, as applicable, will continue to be eligible to participate in Bally’s group health and dental plans (or, if the executive is ineligible to continue to participate in such plans, Bally’s will pay the executive’s COBRA premiums during the applicable period).

If Messrs. Papanier, Capp, Crisafulli and Eaton’s employment is terminated by Bally’s or a subsidiary, as applicable, without “justifiable cause” or by Messrs. Papanier, Capp, Crisafulli and Eaton for “good reason” within 12 months following a “change in control,” Bally’s will pay, to the applicable individual, the same severance payments and benefits described above, except that the Base Salary Continuation (and annual bonus in the case of Mr. Capp and Mr. Crisafulli) and health continuation benefits will continue for Messrs. Papanier, Capp and Crisafulli for the longer of: (1) the amount of time remaining until the end of the term of the employment agreement and (2) a period of 24 months following the termination date, and for Mr. Eaton, for 24 months. In addition, if Messrs. Papanier, Capp, Crisafulli and Eaton’s employment is terminated as a result of the applicable individual’s death or disability, the applicable individual (or their estate, if applicable) will be eligible to receive a pro-rated portion of their annual bonus payable under the Annual PFP for the year in which such termination of employment occurred.

For purposes of Messrs. Papanier, Capp, Crisafulli and Eaton’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Bally’s, (2) a material diminution in his responsibilities to Bally’s (other than temporarily during periods of physical or mental incapacity or as required by applicable law), or (3) a relocation of his principal place of employment such that the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.

For purposes of the employment agreements with Messrs. Papanier, Capp, and Crisafulli, a “change in control” is defined by reference to the definition included in the 2015 Stock Incentive Plan. A “change in control” for purposes of Mr. Eaton’s employment agreement is defined in Section 7 (b)(ii) of his agreement. Messrs. Papanier, Capp, Crisafulli and Eaton’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Bally’s and its affiliates.

During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the NEO’s termination date, Messrs. Papanier, Capp, Crisafulli and Eaton will be subject to certain geographically-limited non-competition restrictions. Messrs. Papanier, Capp, Crisafulli and Eaton will also be subject to certain non-solicitation, non-disparagement and non-disclosure restrictions.

With respect to the Fenton Service Agreement and the Reeves Service Agreement, each of Messrs. Fenton and Reeves is entitled to 12 months’ advance notice (the “Notice Period”) in the event that the Company decides to terminate their respective employment with the Company for any reason other than for cause as defined in the applicable agreement. Alternatively, in lieu of notice, the Company may elect to terminate either NEO’s employment immediately, in which case the applicable NEO will receive a payment equal to his base salary for the remainder of the Notice Period, which amount may be paid in a lump sum or in equal monthly installments during the remainder of the Notice Period, as elected by the Company in its discretion. The Fenton Service Agreement and the Reeves Service Agreement also require each NEO to seek alternative income during the Notice Period and to notify the Company of any such income received (in which case the installment payments will be reduced accordingly). In addition, Messrs. Fenton and Reeves will be entitled to payment for any unused and accrued paid time off for the year in which the termination occurs (unless the Company elects to require each NEO to use such accrued paid time off during the Notice Period).

Potential Payments Upon Termination or Change in Control Table

The chart below outlines the potential payments to our NEOs upon the occurrence of certain termination triggering events. As required, the amounts quantified in the chart below reflect the theoretical potential payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2021.

Name	Termination without Justifiable Cause or for Good Reason		Termination for Death or Disability		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control
	($)		($)		($)
Lee D. Fenton
Cash Severance	2,039,817	(1)	2,039,817	(1)	2,039,817	(1)
Equity	3,210,171	(4)	1,156,948	(4)	3,210,171	(7)
Total	5,249,988		3,196,765		5,249,988

George T. Papanier
Cash Severance	2,850,000	(1)	950,000	(2)	2,850,000	(5)
Health Benefits	32,631	(3)	—		65,262	(6)
Equity	3,630,962	(4)	2,227,804	(4)	4,406,358	(7)
Total	6,513,593		3,177,804		7,321,620

Stephen H. Capp
Cash Severance	2,475,000	(1)	825,000	(2)	2,475,000	(5)
Health Benefits	32,631	(3)	—		65,262	(6)
Equity	1,707,866	(4)	2,123,596	(4)(8)	2,611,220	(7)
Total	4,215,497		2,948,596		5,151,482

Name	Termination without Justifiable Cause or for Good Reason		Termination for Death or Disability		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control
	($)		($)		($)
Marc A. Crisafulli
Cash Severance	2,750,000	(1)	550,000	(2)	2,750,000	(5)
Health Benefits	32,631	(3)	—		65,262	(6)
Equity	3,220,371	(4)	2,658,910	(4)	4,048,442	(7)
Total	6,003,002		3,208,910		6,863,704

Craig L. Eaton
Cash Severance	670,375	(1)	270,375	(2)	1,070,375	(5)
Health Benefits	32,631	(3)	—		65,262	(6)
Equity	—	(4)	407,090	(4)	407,090	(7)
Total	703,006		677,465		1,542,727

Robeson M. Reeves
Cash Severance	1,625,413	(1)	1,625,413	(1)	1,625,413	(1)
Equity	2,594,855	(4)	938,902	(4)	2,594,855	(7)
Total	4,220,268		2,564,315		4,220,268

(1)
Assuming that a termination occurred on December 31, 2021, (a) Messrs. Papanier and Eaton are each entitled to receive continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement (as amended, if applicable) or 12 months following termination plus a pro-rata portion of his earned bonus under the Annual PFP for 2021, (b) Messrs. Capp and Crisafulli are each entitled to receive continued payments of annual base salary and target annual bonus for the longer of the remainder of the initial term of his employment agreement (as amended, if applicable) or 12 months following termination plus a pro-rata portion of his Annual PFP for 2021; and (c) Messrs. Fenton and Reeves are each entitled to receive either 12 months notice of a termination of employment by the Company or payment in lieu of notice equal to 12 months of annual base salary payments, as well as a pro-rata portion of his target annual bonus for the year in which the termination occurs and payment for any accrued and unused paid time off (to the extent not required to be taken during the notice period). For purposes of these calculations, (i) target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2021 (and, as described in the CD&A, a portion of the earned bonuses paid to Messrs. Fenton and Reeves was converted to USD from GBP using the foreign exchange rate of 1.330 on December 31, 2021), and (ii) it is assumed (for Messrs. Fenton and Reeves) that the Company exercised its right to terminate each such NEO’s employment and make the required payment in lieu of notice as set forth in the applicable employment agreement.

(2)
Upon a termination of employment as a result of death or disability, each of Messrs. Papanier, Capp, Crisafulli and Eaton would receive a pro-rata payment of his earned Annual PFP for 2021. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2021.

(3)	Represents estimated costs to Bally’s of continued health benefits for 12 months.
(4)
Upon termination of employment due to death or disability (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), each NEO would vest in the “next-tranche” of his unvested time-based RSUs (30,398 RSUs for Mr. Fenton, 39,453 RSUs for Mr. Papanier, 36,547 RSUs for Mr. Capp, 58,267 RSUs for Mr. Crisafulli, 10,696 RSUs for Mr. Eaton, and 24,669 RSUs for Mr. Reeves). The 2019 RSUs granted to Messrs. Capp and Crisafulli, the May 2020 RSUs granted to Mr. Crisafulli, and the RSUs granted to Messrs. Fenton and Reeves on October 1, 2021 will vest in full upon a termination without “cause” or a termination by the NEO for “good reason.” Mr. Crisafulli’s December 2020 RSUs, the RSUs granted to Messrs. Papanier and Capp in 2021, and the RSUs granted to Messrs. Fenton and Reeves on November 4, 2021 will fully vest only upon a termination without “cause.” Upon termination of employment without “cause” or due to the NEO’s disability, or as a result of the NEO’s termination of his employment without for “good reason,” the number of PSUs eligible to vest in respect of the applicable performance periods would also vest, assuming performance at actual performance levels (equal to 19,081 PSUs for Mr. Papanier, 19,249 PSUs for Mr. Capp and 11,594 PSUs for Mr. Crisafulli). Upon termination of employment due to the NEO’s death, any PSUs earned in respect of the prior and current performance periods will vest assuming target performance levels (but will be pro-rated for the performance period in which death occurs based on the length of the NEO’s service during such period), and unvested PSUs for subsequent performance periods will be forfeited. The total number of accelerated RSUs and PSUs was multiplied by $38.06 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2021.

(5)
Assuming that a termination occurred on December 31, 2021 and that such termination occurred within one year following a change in control, (a) Mr. Papanier would have received continued annual base salary payments for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2021; (b) Mr. Eaton would have received continued annual base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2021; and (c) Messrs. Capp and Crisafulli would have each received continued payments of annual base salary and target annual bonus for the longer of the remainder of the initial term of his employment agreement or 24 months following termination plus his earned bonus under the Annual PFP for 2021. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2021.

(6)	Represents estimated costs to Bally’s of continued health benefits for 24 months.
(7)
Assumes a change in control date of December 31, 2021 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (84,345 RSUs for Mr. Fenton, 58,533 RSUs for Mr. Papanier, 36,547 RSUs for Mr. Capp, 94,776 RSUs for Mr. Crisafulli, 10,696 RSUs for Mr. Eaton and 68,178 RSUs for Mr. Reeves) and the accelerated vesting of all outstanding and unearned PSUs (assuming target level achievement) for the applicable performance period(s) (equal to 57,241 PSUs for Mr. Papanier, 32,061 PSUs for Mr. Capp and 11,594 PSUs for Mr. Crisafulli). The total number of accelerated RSUs and PSUs was multiplied by $38.06 per share, the closing price of Bally’s common shares on the NYSE on December 31, 2021.

(8)
For Mr. Capp, this value represents the value upon a termination due to his death. Upon a termination due to disability per the vesting terms as described in note (4) above, this amount would be increased to $2,611,220.

Equity Compensation Plan Information

The table below presents information as of December 31, 2021 with respect to shares issuable under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)(3)
Equity compensation plans approved by security holders	1,010,488	$4.31	6,364,623
Equity compensation plans not approved by security holders	—	—	—
Total	1,010,488	$4.31	6,364,623
__________________________________

(1)
Includes an aggregate of 20,000 vested and unexercised stock options, 960,493 unvested RSUs and 29,995 unvested PSUs (based on target performance for the PSUs) outstanding at December 31, 2021. The number of shares reported for the PSUs may overstate dilution.

(2)
Represents weighted-average exercise price of stock options outstanding under the plans. The weighted-average exercise price does not apply to restricted shares, RSUs or PSUs because there is no exercise price associated with such awards.

(3)
With respect to PSUs, this column assumes that the target number of shares underlying the PSUs will be issued at the end of the relevant performance periods, and therefore all such shares have been excluded. As of December 31, 2021, the actual number of shares to be issued, if any, had not been determined and will be determined based on the relevant performance criteria over the applicable performance periods. 3,000,000 shares are subject to the Bally’s Employee Stock Purchase Plan that was approved by Bally’s shareholders on June 30, 2021.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company since 2015, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2022.

In the event that the shareholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to shareholders for ratification.

A Deloitte representative is expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte in connection with services rendered during the last two fiscal years.

	Years Ended December 31,
Fee Category	2021	2020
Audit Fees	$3,870,000	$1,721,000
Audit Related Fees	715,000	236,400
Tax Fees	1,209,050	305,550
All Other Fees	1,895	1,895
Total	$5,795,945	$2,264,845

Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to the review of the interim financial statements included in quarterly reports, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include, assurance engagements related to the Company’s filings with the SEC, private placements under Rule 144A of the Securities Act of 1933, as amended, accounting consultations and reviews in connection with acquisitions, attest services that are not required by law and consultations concerning financial accounting and reporting standards.

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consists of fees for services other than the services reported above. In 2021 and 2020, we utilized Deloitte for a subscription to an online accounting research tool.

We did not incur any other audit and non-audit fees in 2021 and 2020.

Pre-Approval of Audit and Non-Audit Services

The Board adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote, on a non-binding advisory basis, to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. The Board has adopted a policy providing for annual “say-on-pay” advisory votes. Although the vote is non-binding, the Board and Compensation Committee will review and consider the outcome of the vote when considering future executive compensation arrangements.

We believe that NEO compensation should be focused on promoting Company performance and shareholder value. To achieve these goals, our NEO compensation program emphasizes pay for performance and aligning the interests of our NEOs with those of our shareholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our NEO compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis section above and the related tables and narratives for more information about the compensation of our NEOs.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. This vote is advisory only and is not binding. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our shareholders, and our Board and Compensation Committee expect to consider the outcome of the vote when making future compensation decisions for our NEOs. While this advisory vote, commonly known as a “say-on-pay” vote, is our first vote because we no longer qualify as an emerging growth company, it is our recommendation to shareholders that we hold a “say-on-pay” vote annually. If shareholders support our recommendation, we expect to hold the next say-on-pay vote in connection with the annual meeting of shareholders to be held in 2023.

For the reasons discussed above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this Proxy Statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES BY SHAREHOLDERS ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our shareholders to indicate how frequently they believe we should seek a non-binding advisory vote from shareholders on the compensation of our NEOs, that is, how frequently to request future “say-on-pay” votes from shareholders. We are accordingly seeking a non-binding advisory vote from shareholders as to the frequency with which our shareholders should have an opportunity to provide an advisory approval - a “say-on-pay” - of our NEO compensation. We are providing our shareholders with the choice of selecting a frequency of three years, two years or one year, or abstaining from this advisory vote.

Our Board has determined that a non-binding advisory vote on executive compensation that occurs annually is the most appropriate alternative for Bally’s and, therefore, the Board recommends that you vote for the “1 YEAR” option for the advisory vote on executive compensation. An annual vote by Bally’s shareholders is well-aligned with the evaluation and adjustment of NEO compensation on an annual basis, and will enable shareholders to indicate their approval of, or dissatisfaction with, our compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board’s current plan is further based on the premise that this recommendation could be modified if it becomes apparent that an annual frequency vote is not meaningful or another frequency would better allow us to achieve our corporate governance objectives.

RECOMMENDATION OF THE BOARD

Based on these factors, the Board recommends that future advisory votes by shareholders on NEO compensation occur every year, until the next advisory vote on the frequency of future “say-on-pay” votes. Shareholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: three years, two years or one year, or to abstain from voting on this item. If none of the frequency alternatives – three years, two years or one year - receives a majority of the votes cast, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders. Accordingly, we are asking shareholders to approve the following non-binding advisory resolution at the Annual Meeting:

“Resolved, that the compensation of the named executive officers of Bally’s Corporation (the “Company”) be submitted to an advisory vote by the Company’s shareholders every (a) 3 years, (b) 2 years, or (c) 1 year, with such alternative that receives the highest number of votes cast representing the vote of shareholders.”

The vote on this resolution is advisory and, therefore, is not binding on the Company, the Board or its Compensation Committee. The Board may decide that it is in the best interests of the Company and its shareholders to hold future advisory “say-on-pay” votes more or less frequently than the frequency indicated by shareholders in voting on this proposal. Irrespective of the outcome of the vote on this resolution, the Company’s first advisory “say-on-pay” vote will be at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE, IN A NON-BINDING ADVISORY VOTE, THAT FUTURE ADVISORY VOTES BY SHAREHOLDERS ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS BE REQUESTED EVERY YEAR.

REPORT OF THE AUDIT COMMITTEE*

The Board has appointed an Audit Committee composed of four non-employee directors: Ms. Wilson (Chair), Mr. Patel, Mr. Rollins and Mr. Ryan. Each of the members of the Audit Committee is “independent” as defined under the NYSE listing standards. The Board has determined that Ms. Wilson is an “audit committee financial expert” under applicable rules of the SEC, and the members of the Audit Committee satisfy the NYSE financial literacy standards.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The Audit Committee oversees Company’s financial reporting process on behalf of the Board, reviews financial disclosures, and meets privately, outside of the presence of management, with the Company’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2021 with the Company’s management and with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as well as Deloitte’s report included in the Company’s Annual Report on Form 10-K related to its audit of (1) the consolidated financial statements and (2) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE

Wanda Y. Wilson (Chair)
Jaymin B. Patel
Jeffrey W. Rollins
James A. Ryan

*
The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement except as otherwise explicitly specified in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Corporate Governance Guidelines include a written policy for the review, approval or ratification of Related Party Transactions by the Audit Committee of our Board. For this purpose, “Related Party Transactions” are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, our Audit Committee considers the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

Payments in Prior Gamesys Transaction

The corporate groups of JPJ Group plc and Gamesys Group (Holdings) Limited (“Old Gamesys”) combined in 2019 to form what is today Gamesys Group plc and its corporate group, which we acquired last year. Lee Fenton, our chief executive officer and a member of our Board, Robeson Reeves, our President, Interactive and also a Board member, and Noel Hayden, a 9.5% Bally’s shareholder, were shareholders of Old Gamesys and were entitled to receive cash consideration in the 2019 transaction. A total of $26.4 million of that consideration was escrowed to satisfy potential indemnity claims and $13.2 million was deferred and payable (plus interest) post-closing. The transaction agreement also provided that JPJ would pay the sellers 90% of the savings realized by JPJ’s utilization of Old Gamesys’ tax losses. Once the escrow is released and deferred amounts become payable, Mr. Fenton and Mr. Reeves are each scheduled to receive $2.1 million, and Mr. Hayden is scheduled to receive $16.3 million. The amount of the tax benefit is expected to be determined in the next twelve months.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2023 (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to shareholders in connection with the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended for inclusion in the proxy statement for the 2023 Annual Meeting must be received by the Company at its principal executive offices no later than December 5, 2022. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the 2023 Annual Meeting, but not included in the proxy statement, must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2023 Annual Meeting outside of Rule 14a-8 must be received in writing by the Company at its principal executive offices no later than February 16, 2023 and no sooner than January 17, 2023. In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals in support of director nominees other than the Company’s nominees must be received in writing by the Company at its principal executive offices no later than March 18, 2023.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement or notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings and receive separate or multiple annual reports, proxy statements or notice of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or notice of internet availability of proxy materials without charge by sending a written request to Bally’s Corporation, Attention: Investor Relations, 100 Westminster Street, Providence, Rhode Island 02903, or by calling us at (401) 475-8474. We will promptly send additional copies of the annual report or proxy statement or notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement or notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Other Business

The Board does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
BALLY’S CORPORATION

Soohyung Kim
Chairman of the Board of Directors

BALLY'S CORPORATION
100 WESTMINSTER STREET
PROVIDENCE, RI 02903

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/BALY2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77655-P67806

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**BALLY'S CORPORATION**

**The Board of Directors recommends you vote FOR the following listed nominees:**

| **Nominees:** | **For** | **Withhold** |
|---|---|---|
| 1a. Soohyung Kim | ☐ | ☐ |
| 1b. Robeson M. Reeves | ☐ | ☐ |
| 1c. James A. Ryan | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2 and 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Ratification of the appointment of independent registered public accounting firm. | ☐ | ☐ | ☐ |
| 3. Approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote for 1 YEAR.** | **3 Years** | **2 Years** | **1 Year** | **Abstain** |
|---|---|---|---|---|
| 4. Approve, on a non-binding advisory basis, the frequency of the advisory vote on compensation paid to the Company's named executive officers. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D77656-P67806

**Bally's Corporation**
**Annual Meeting of Shareholders**
**May 17, 2022 2:00 PM Eastern Time**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Craig L. Eaton, as proxy and attorney-in-fact, with power of substitution and revocation, and with all powers that the undersigned will possess if personally present, to vote the shares of common stock of the Company at the 2022 Annual Meeting of Shareholders via live webcast at www.virtualshareholdermeeting.com/BALY2022 at 2:00 PM Eastern Time, on May 17, 2022, and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

**THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND 1 YEAR FOR PROPOSAL 4 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.**

**PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.**

**Continued and to be signed on reverse side**